FINAL EXECUTION VERSION

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of October 22, 2018, is made and entered into by and among BBHG, Inc., a Florida corporation (“Buyer”); Brown & Brown, Inc., a Florida corporation and parent company of Buyer (“Parent”); The Hays Group, Inc., a Minnesota corporation (“THG”); The Hays Group of Wisconsin, LLC, a Minnesota limited liability company (“THGW”); The Hays Benefits Group, LLC, a Minnesota limited liability company (“THBG”); PlanIT, LLC, a Minnesota limited liability company (“PlanIT”), The Hays Benefits Group of Wisconsin, LLC, a Minnesota limited liability company (“THBGW”); The Hays Group of Illinois, LLC, a Minnesota limited liability company (“THGI”); and Claims Management of Missouri, LLC, a Missouri limited liability company (“CMM,” and together with THG, THGW, THBG, PlanIT, THBGW and THGI, each a “Seller” and collectively, the “Sellers”); and THG, as the Sellers’ Representative (the “Sellers’ Representative”). Buyer and each Seller are each a “Party” and collectively the “Parties”.
BACKGROUND
Sellers are engaged in the Insurance Business throughout the United States of America and wish to sell certain of their assets relating to such Business to Buyer. Buyer desires to acquire such assets upon the terms and conditions expressed in this Agreement (the “Acquisition”).
Concurrent with the execution of this Agreement, the Sellers have provided to Buyer the following schedules to this Agreement: Schedule 1.1(a) (Current Accounts); Schedule 1.1(i) (Office Locations); Schedule 1.4(a)(ii) (Earn-Out Illustrations); Schedule 1.4(b)(ii) (Earn-Out Locations); Schedule 1.4(c)(i) (Allocation of Purchase Price); Schedule 2.2(d) (“Required Consents”); Schedule 3.1(c) (Resident and Non-resident Insurance Licenses); Schedule 3.2 (Capitalization); Schedule 3.4(c) (Accounts Receivable and Accounts Payable); Schedule 3.6(c) (Retail Brokered Business); Schedule 11.1-CC (Client Credit Balances Amount); Schedule 11.1-EC (Estimated Carrier Payables Amount); Schedule 11.1-KO (Key Owners); and Schedule 11.1-SM (Proceedings).
THEREFORE, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1.
THE ACQUISITION
Section 1.1    Covenants of Sale and Purchase of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, convey, assign, transfer, and deliver to Buyer, and Buyer will purchase and acquire from each Seller in exchange for the consideration described in Section 1.4, free and clear of any Encumbrance, all of such Seller’s right, title, and interest in and to all of such Seller’s property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located relating to the Insurance Business (but excluding the Excluded Assets), including the following (collectively, the “Acquired Assets”):
(a)Client Accounts. Such Seller’s past, current, and prospective Client Accounts including, without limitation, the Current Accounts. Schedule 1.1(a) will set forth (i) a complete and correct list of each Current Account and the Insurance Products or Services in place for each Current Account as of September 30, 2018, including the policy type, policy number, policy expiration date, and annual Commissions of such Insurance Products or Services for each Current Account for the twelve (12)-month period ended September 30, 2018; and (ii) the Core Revenue received by any Seller from each of its appointing Carriers in the twelve (12)-month period ended September 30, 2018;
(b)Tangible Personal Property. All Tangible Personal Property, including those items described in Schedule 1.1(b). Schedule 1.1(b) will set forth the respective book value of each described item of Tangible Personal Property and the aggregate book value of such items;

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(c)Assumed Seller Contracts. All Seller Contracts, including those Contracts listed in Schedule 3.7(a) and rights of Sellers under any employment agreement between a Seller and a Hired Employee (such listed Contracts, the “Material Seller Contracts”), and all outstanding offers or solicitations made by or to such Seller to enter into any Seller Contract, but excluding the Excluded Contracts (collectively, the “Assumed Seller Contracts”);
(d)Governmental Authorizations. All Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;
(e)Records. All Records related to the operations of the Insurance Business for the five (5)-year period preceding the Closing Date, whether compiled or maintained by such Seller or their respective Affiliates or by other agents or employees of such Seller or their respective Affiliates, including, without limitation: (i) lists and other Records pertaining to past, current and/or prospective Carriers; (ii) lists and other Records pertaining to past, current, or prospective Clients, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, names, and contact information regarding Persons with decision making authority for purchasers of Insurance Products or Services on behalf of past, current, or prospective Clients, and all types of Records customarily used by, or available to, such Seller, including but not limited to the Current Accounts set forth in Schedule 1.1(a); and (iii) referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and Records;
(f)Intangible Property. All of the intangible rights and property of such Seller including (i) such Seller’s corporate name and fictitious trade names (and any derivations thereof) and other Intellectual Property Assets, going concern value, goodwill, telephone and facsimile numbers and listings, websites, domain names, and e-mail addresses, including those items listed in Schedule 3.15; and (ii) to the extent assignable, such Seller’s rights and privileges under any confidentiality, non-solicitation, non-competition, or other restrictive covenants in favor of such Seller, including any such covenants set forth in any Excluded Contracts;
(g)Insurance Benefits. All insurance benefits payable to Sellers in connection with the Insurance Business or the Acquired Assets, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities before the Closing Date, unless expended in accordance with this Agreement;
(h)Claims Against Third Parties. All claims of such Seller against any Third Party relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 1.1(h);
(i)Office Locations. The Real Property Leases for the “Office Locations” listed in Schedule 1.1(i);
(j)Deposits and Refunds. All rights of such Seller relating to deposits, including all security deposits under any Real Property Lease to be assigned to and assumed by Buyer pursuant to this Agreement, and all claims for refunds and rights to offset in respect thereof that are not excluded under Section 1.2(e);
(k)401(k) Plan. At the end of the Payroll Transition Period, all plan documents, contracts and insurance policies necessary for Buyer to assume sponsorship of the 401(k) Plan; and
(l)Assets Held by Others. All of the following (if any) that, due to the appointment requirements of Carriers of Employee Benefits Products or Services, may be held or paid in the name of an employee or independent contractor of any Seller: (i) Client Accounts and related Records within the Total Book of Business, (ii) Contracts with Carriers, and/or (iii) any Core Revenue.
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of the Sellers (collectively, the “Excluded Assets”) are not part of

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the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, and will remain the property of the Sellers after the Closing:
(a)Cash, Cash Equivalents, etc. All cash, cash equivalents, Accounts Receivable, notes receivable, money market certificates, stocks, bonds, real property, and airplanes and other vehicles, including the investments, equity interests, and other assets listed on Schedule 1.2(a);
(b)Records. All minute books, equity ownership Records, organizational seals, personnel Records and any Records that any Seller is required to retain by Law, and Records related to the operations of the Insurance Business prior to five (5)-year period preceding the Closing Date (collectively, “Excluded Records”);
(c)Equity Interests. Any equity interests in any Seller;
(d)Insurance Policies. All insurance policies and rights thereunder (except as set forth in Section 1.1(g));
(e)Refunds. All claims for refund of Taxes and other governmental charges of whatever nature;
(f)Seller Documents. All rights of the Sellers under the Seller Documents;
(g)Personal Effects. Personal effects of the directors, officers, managers, and/or the employees of Sellers;
(h)E-mails and Electronic Records. All e-mails and electronic records (A) unrelated to the Insurance Business, or (B) relating to the Contemplated Transactions, of the directors, officers, managers, and/or the employees of Sellers, wherever and in whatever or medium stored, even if stored on hardware or software that is an Acquired Asset;
(i)Employee Benefit Plans. All Employee Benefit Plans other than the 401(k) Plan; and
(j)Excluded Contracts. All rights of Sellers under the Excluded Contracts not expressly assigned to Buyer hereunder, including those set forth on Schedule 1.2(j).
Section 1.3    Seller’s Liabilities.
(a)On the Closing Date, Buyer will assume and discharge only the Assumed Liabilities. Every Liability of Sellers other than the Assumed Liabilities (each a “Retained Liability” and collectively, the “Retained Liabilities”) will remain the sole responsibility of, and will be retained, paid, performed, and discharged solely by, the Sellers.
(b)Specifically, Sellers acknowledge that Buyer is not assuming any liability related to: (i) stop-loss liability of Sellers for calendar year 2018, or (ii) any payments to Hired Employees related to non-member profit sharing, minority equity owner distributions or 401(k) discretionary profit sharing for calendar year 2018.
Section 1.4    Purchase Price.
(a)The consideration for the Acquired Assets and the Restrictive Covenants will be the assumption of the Assumed Liabilities, plus an amount (the “Purchase Price”) equal to:
(i)A “Closing Payment” equal to $705,000,000 comprised of:
(A)cash in the amount of $605,000,000 (the “Closing Cash Consideration”); and

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(B)such number of shares of common stock, par value $0.10, of Parent (the “Parent Shares”) as shall equal $100,000,000, before giving effect to any adjustments pursuant to Section 1.4(f) (as valued at the average closing price thereof on the New York Stock Exchange over the thirty (30)-day period prior to the date hereof) (the “Closing Stock Consideration”); plus
(ii)An “Earn-Out Payment” equal to 5.96 times the result of (A) the average annual EBITDA created by the Earn-Out Locations during the thirty-six (36)-month period beginning January 1, 2019 and ending December 31, 2021 (the “Earn-Out Period”) minus (B) the Base EBITDA Amount. The total Earn-Out Payment shall not exceed $25,000,000. Schedule 1.4(a)(ii) sets forth an illustrative calculation of the Earn-Out Payment applying a variety of assumptions of the performance of the Earn-Out Locations during the Earn-Out Period.
(b)For purposes of Section 1.4(a)(ii):
(i)“Base EBITDA Amount” means $31,733,248.
(ii)“Earn-Out Locations” means those locations set forth on Schedule 1.4(b)(ii).
(c)The Closing Payment will be paid as follows:
(i)Buyer will pay to the Sellers’ Representative at the Closing a cash down payment, for distribution in accordance with the percentages set forth next to each such Seller’s name on Schedule 1.4(c)(i) (the “Closing Payment Amount”) equal to:
(A)The Closing Cash Consideration, minus
(B)The Secured Debt Amount, as described in Schedule 1.4(c)(i)(B), minus
(C)the Closing Transaction Expenses, as described in Schedule 1.4(c)(i)(C).
(ii)Buyer will deliver to the Key Owners and such other recipients of the Parent Shares as designated by the Sellers prior to Closing (together with the Key Owners, the “Stock Recipients”) certificates representing the Parent Shares constituting the Closing Stock Consideration or evidence that such Parent Shares have been issued in book entry form from American Stock Transfer & Trust Co., the transfer agent for the Parent, in the name of the Stock Recipients;
(iii)Buyer, on behalf of Sellers, will pay the Secured Debt Amount in appropriate amounts to each Seller’s secured creditors, in accordance with their respective Secured Debt Payoff Letters, on the Closing Date;
(iv)Buyer, on behalf of Sellers, will pay the Closing Transaction Expenses in appropriate amounts, in accordance with their respective invoices, on the Closing Date.
(d)Earn-Out Payment Calculation; Dispute Resolution; Payment.
(i)As soon as reasonably practicable following the end of the Earn-Out Period, but in any event no later than sixty (60) days thereafter, Buyer will calculate the Earn-Out Payment, and provide the Sellers’ Representative with a statement (the “Earn-Out Statement”) setting forth such calculation with reasonable supporting documentation. The Earn-Out Statement will be deemed to be accepted by the Sellers’ Representative and will be conclusive for purposes of determining the Earn-Out Payment due to the Sellers, unless Sellers’ Representative delivers to Buyer, within thirty (30) days following receipt of the Earn-Out Statement, a notice (the “Objection Notice”) specifying Sellers’ Representative’s objections to the Earn-Out Statement in reasonable detail. The Parties will use reasonable good faith efforts to resolve the matters in dispute, but if they do not obtain a final resolution within sixty (60) days after Buyer’s receipt of the Objection Notice, the Parties will submit the resolution of the disputed matters to an Independent Accounting Firm.

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(ii)If Buyer and Sellers’ Representative submit any unresolved disputed matters to the Independent Accounting Firm, each of Buyer and Sellers’ Representative will submit an Earn-Out Statement, together with such supporting documentation as it deems appropriate, to the Independent Accounting Firm within 30 days after the date on which such unresolved disputed matters were submitted to the Independent Accounting Firm for resolution. The Independent Accounting Firm will resolve such dispute by choosing, in respect of any disputed line item, an amount that is within the range of the amounts for such line item as proposed by either Buyer or Sellers’ Representative. Buyer and Sellers’ Representative and their respective Representatives will each be entitled to meet with the Independent Accounting Firm and will use their respective commercially reasonable efforts to cause the Independent Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Independent Accounting Firm receives the Earn-Out Statement prepared by Buyer and Sellers’ Representative. Buyer and Sellers’ Representative will use their respective commercially reasonable efforts to cause the Independent Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. Absent fraud or demonstrable error, the decision of the Independent Accounting Firm will be conclusive and binding upon the Parties. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Independent Accounting Firm. Buyer and the Sellers will bear the fees and disbursements of the Independent Accounting Firm in the same proportion that their respective positions are confirmed or rejected by the Independent Accounting Firm.
(iii)In conjunction with and as a condition to Buyer’s payment of the Earn-Out Payment, the Parties will execute and deliver the Satisfaction Agreement and Release. Buyer will pay the Earn-Out Payment (if any) within one (1) Business Day following Buyer’s receipt of the Satisfaction Agreement and Release, executed by the Sellers.
(e)Purchase Price Allocation. Within thirty (30) days after the end of the fiscal quarter in which the Closing occurs, Buyer will prepare, and Buyer and the Sellers will initial and deliver to each other, an IRS Form 8594, Asset Acquisition Statement Under Section 1060, setting forth the above allocations as set forth on Schedule 1.4(e), provided that such allocations will be subject to adjustment after the end of the Earn-Out Period, as set forth in the Satisfaction Agreement and Release, to reflect the final Purchase Price. Subject to the immediately previous sentence, the Parties will make consistent use of the allocations specified in this Section 1.4(e) for all Tax purposes and in all filings, declarations, and reports with the IRS or other taxing authorities in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, none of the Parties will contend or represent that such allocations are incorrect allocations.
(f)No Fractional Shares. No fraction of a share of Parent Shares will be issued by virtue of the Contemplated Transactions. Only whole shares of Parent Shares will be delivered to each Stock Recipient. In the event that a Stock Recipient would receive a fractional share of Parent Shares, Buyer will pay the cash value of such fractional share to the Sellers (as valued in accordance with Section 1.4(a)(i)(B)).
Section 1.5    Agency Bill Policies; Direct Bill Policies; Other Commissions; Fees.
(a)Agency Bill Policies.
(i)For agency bill policies for which premiums are paid in full at inception rather than in installments, regardless of when Commissions from such policies are received: (A) if the policy effective date is before the Closing Date, and the premium was billed before the Closing Date, all Commissions for such policies will be Sellers’ property; and (B) if the policy effective date is on or after the Closing Date, or if the premium is billed on or after the Closing Date, all Commissions for those policies will be Buyer’s property.
(ii)For agency bill policies for which premiums are paid in installments during the policy period, regardless of when Commissions from such policies are received: (A) if an installment effective date (the date on which payment is due) is before the Closing Date, and the installment was billed before the Closing Date, then all Commissions for that installment will be Sellers’ property; and (B) if an installment effective date is on or after the Closing Date, or the installment is billed on or after the Closing Date, all Commissions for that installment will be Buyer’s property.

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(b)Direct Bill Policies. Sellers will own all Commissions on direct bill policies actually received by Sellers from Carriers before the Closing Date, and Buyer will own all such Commissions actually received from Carriers on or after the Closing Date, regardless of when billed by the Carrier.
(c)Contingent Revenues. Sellers will own all Contingent Revenues, GSCs or Overrides paid pursuant to a Contract with a term or applicable measurement period ending on or before the Closing Date. Buyer will own all Contingent Revenues, GSCs or Overrides paid pursuant to a Contract with a term or applicable measurement period beginning after the Closing Date. Sellers and Buyer will pro rate any Contingent Revenues, GSCs or Overrides paid pursuant to a Contract with a term or applicable measurement period that includes the Closing Date (such amounts, “Straddle Contingents”). Any Straddle Contingents received by Buyer will be split pro rata between Buyer and the Sellers based on: (i) the number of days in the contract term or applicable measurement period prior to the Closing Date (inclusive), and (ii) the number of days in the contract term or applicable measurement period after the Closing Date. By way of examples only, the Sellers and Buyer will split Straddle Contingents paid pursuant to a Contract as follows: (A) if the contract term or applicable measurement period is twelve (12) months beginning on January 1, 2018 and the Closing Date is November 15, 2018, then Sellers would receive 319/365 and Buyer 46/365 of the Straddle Contingents earned pursuant to such Contract; (B) if the contract term or applicable measurement period is six (6) months beginning on July 1, 2018 and the Closing Date is November 15, 2018, the Sellers would receive 138/184 and Buyer 46/184 of the Straddle Contingents earned pursuant to such Contract; and (C) if the contract term or applicable measurement period is twelve (12) months beginning on July 1, 2018 and the Closing Date is November 15, 2018, the Sellers would receive 138/365 and Buyer 227/365 of the Straddle Contingents earned pursuant to such Contract. The Parties acknowledge that the amount Sellers will receive after the Closing Date for Contingent Revenues, GSCs or Overrides will not exceed $20,000,000. Further, Sellers acknowledge and agree that no Seller will terminate a contract term or applicable measurement period prior to the Closing Date for any Contract for which Contingent Revenues, GSCs or Overrides could be paid, either unilaterally or in conjunction with a Carrier.
(d)Additional or Return Commissions. Regardless of policy effective date: (i) Sellers will own all additional Commissions received before the Closing Date as a result of endorsements or audits, and Sellers will be liable for all return Commissions that first become due before the Closing Date; and (ii) Buyer will own all additional Commissions received on or after the Closing Date as a result of endorsements or audits, and Buyer will be liable for all return Commissions that first become due on or after the Closing Date. Notwithstanding the foregoing, Buyer shall not be responsible for return Commission that first become due on or after the Closing Date in excess of $300,000.
(e)Service Fees. Sellers will own all Service Fees billed (subject to the qualification below) before the Closing Date, provided that the majority of the services have been completed. Buyer will own all Service Fees billed on or after the Closing Date. The foregoing shall apply so long as billing and collection of Service Fees is consistent with past practice over the prior thirty-six (36) month period. Buyer shall have the right to review Service Fees billed prior to Closing for the one hundred eighty (180) day period after Closing and provide written notice to Sellers regarding any billed Service Fee amounts that Buyer does not believe meet the criteria that the majority of services have been completed.
(f)Twelve Month Limitation. With respect to Clients billed on an annual, monthly, or, as set forth in Schedule 1.5(f), a multi-year basis, except with respect to Commissions generated from endorsements or audits, only twelve (12) months’ of Commissions or Service Fees will be counted in any twelve (12)-month period.
(g)Monies to be Held in Trust. Buyer and Sellers will hold in trust and promptly pay over to the other Party (in accordance with Section 2.6(b)) any monies received by Buyer or Sellers that is the property of the other Party/Parties. For clarity, no monies due under this Section 1.5 will be subject to any limitations set forth in Article 6.
Section 1.6    Return Premiums; Undesignated Premium Payments by Clients.
(a)Buyer will promptly remit any Return Premiums it receives from any Carrier on or after the Closing Date to the applicable Client; provided, however, that if, at the time such Return Premiums are received from

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the Carrier, any Premiums/Fees Receivable due from such Client remain outstanding to Sellers or Buyer or have been written off by Sellers or Buyer as bad debt in accordance with Sellers or Buyer’s Accounts Receivable collection policy, as applicable, then such Return Premiums will be treated as follows: (i) the Return Premiums will be paid over to Buyer or Sellers, as the case may be, for application against (A) the Premiums/Fees Receivables set forth on a specific invoice, invoice number, or other reasonable indication as to which Premiums/Fees Receivable the Client intended to apply such monies, and (B) if none, the outstanding Premiums/Fees Receivables in order of their invoicing, i.e., with application to be made against the oldest aged Premiums/Fees Receivables first; and (ii) any remaining Return Premiums after application against all outstanding Premiums/Fees Receivable will be remitted by Buyer to the Client. Sellers will promptly deliver to Buyer any Return Premiums (net of amounts determined in accordance with clause (i) above) that Sellers receive from any Carrier on or after the Closing Date, so that Buyer may remit or apply such Return Premiums as appropriate under this Section 1.6. For clarity, no monies due under this Section 1.6(a) will be subject to any limitations set forth in Article 6.
(b)If any monies received on or after the Closing Date from a Client for payment of any Premiums/Fees Receivable are not accompanied by an invoice, an invoice number, or other reasonable indication as to which Premiums/Fees Receivable the Client intended to apply such monies, such monies will be applied in the order of their invoicing, i.e., with application to be made to the oldest aged Premiums/Fees Receivables first.
Section 1.7    Transfer Taxes. All transfer, documentary, recording, and other similar fees payable in connection with the execution and delivery of this Agreement, the consummation of the Closing and the other Contemplated Transactions will be the responsibility of, and will be paid by Buyer.
ARTICLE 2
CLOSING, ITEMS TO BE DELIVERED, FURTHER ASSURANCES
Section 2.1    Closing. The Closing will take place on the Closing Date and will be accomplished by facsimile transmission and/or e-mail in portable document format (“.pdf”) to the respective offices of legal counsel for the Parties to the requisite Transaction Documents, duly executed where required.
Section 2.2    Conveyance and Delivery by the Sellers. On the Closing Date, each Seller will surrender and deliver possession of the Acquired Assets owned by such Seller to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition will deliver to Buyer such bills of sale and assignments and other good and sufficient instruments and documents of conveyance, in form reasonably satisfactory to Buyer, as will be necessary and effective to transfer, assign to, and vest in, Buyer all of each Seller’s right, title, and interest in and to the Acquired Assets, free and clear of any Encumbrance (other than Permitted Encumbrances). Without limiting the generality of the foregoing, at the Closing, the Sellers will deliver to Buyer:
(a)A wire transfer of immediately available funds to one or more accounts designated by Buyer for the “Assumed PTO Liability Amount”, as described in Schedule 2.2(a), which equals the aggregate portion of the balance of accrued and unpaid paid time off or sick leave liability (“Assumed PTO Leave”) owed by Seller(s) to the Hired Employees to be assumed by Buyer;
(b)The Bill of Sale, executed by the Sellers;
(c)The Key Owner Employment Agreements, executed by each Key Owner;
(d)Consents to the Acquisition and/or the assignment of any applicable Seller Contract from those Third Parties set forth in Schedule 2.2(d) (the “Required Consents”), in form reasonably acceptable to Buyer;
(e)The Closing Statement, executed by the Sellers;
(f)The Name Change Documents, duly authorized and executed by each Seller;

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(g)The Lease Assignments, executed by the respective Seller tenant under each lease, as assignor, and Landlord;
(h)The Trademark Assignment, executed by the Sellers;
(i)The Secured Debt Payoff Letters, completed and executed by Sellers’ secured creditors;
(j)The Tax Clearance Certificates from the State of Minnesota Department of Revenue;
(k)A copy of the Seller Resolutions of each Seller, certified by such Seller’s secretary (or an individual serving in a substantially similar capacity);
(l)Evidence, satisfactory to Buyer in its commercially reasonable discretion, of each Seller’s arrangement to purchase the Required Tail Coverage;
(m)An IRS Form W-9, Request for Taxpayer Identification Number and Certification, completed and executed by each Seller;
(n)The Sellers’ Closing Certificate, executed by a duly authorized officer of each Seller;
(o)The Restrictive Covenant Agreements, executed by each Restrictive Covenant Party;
(p)A Subscription Agreement and a Lockup Agreement, executed by each Stock Recipient;
(q)The Transition Services Agreement, executed by Sellers; and
(r)An updated Schedule 1.1(a), Schedule 3.4(c), Schedule 3.6(c), Schedule 11.1-CC, Schedule 11.1-EC and Schedule 11.1-SM, each updated as of October 31, 2018; and
(s)Such other certificates, documents, and agreements as Buyer or Parent may reasonably request.
Section 2.3    Delivery by Buyer and Parent. On the Closing Date, Buyer and/or Parent, as applicable, will deliver to (or, if applicable, on behalf of) Sellers:
(a)A wire transfer of immediately available funds to one or more accounts designated by Sellers for the Closing Payment Amount;
(b)Certificates representing the Parent Shares constituting the Closing Stock Consideration or evidence that such Parent Shares have been issued in book entry form from American Stock Transfer & Trust Co., the transfer agent for the Parent, in the name of the Stock Recipients;
(c)A wire transfer of immediately available funds to one or more accounts designated by the secured lenders for their appropriate portions of the Secured Debt Amount, as set forth on Schedule 1.4(c)(i)(B) and the Closing Statement;
(d)A wire transfer of immediately available funds to one or more accounts designated by the recipients thereof for their appropriate portions of the Closing Transaction Expenses, as set forth on Schedule 1.4(c)(i)(C) and the Closing Statement;
(e)The Bill of Sale, executed by Buyer;
(f)The Key Owner Employment Agreements, executed by Buyer;
(g)The Closing Statement, executed by Buyer and Parent;

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(h)The Lease Assignments, executed by Buyer;
(i)The Trademark Assignment, executed by Buyer;
(j)The Buyer’s/Parent’s Closing Certificate, executed by duly authorized officers of Buyer and Parent, respectively;
(k)The License Agreement, executed by Buyer;
(l)The Transition Services Agreement, executed by Buyer; and
(m)Such other certificates, documents, and agreements as the Sellers may reasonably request.
Section 2.4    Mutual Performance. At the Closing, the Parties will also deliver to each other the agreements and other documents referred to in Article 5.
Section 2.5    Sellers’ Post-Closing Obligations with Respect to Nonassigned Acquired Assets.
(a)Subject to Section 2.2(d) and, if (i) any Seller cannot assign any of the Acquired Assets without the Consent of or notice to a Third Party and any necessary Consent or notice has not been given or obtained as of the Closing Date, or (ii) any Acquired Assets are nonassignable by their nature, and the beneficial interest in and to those Acquired Assets passes in any event to Buyer at the Closing, Sellers will (A) hold those Acquired Assets in trust for, and for the benefit of, Buyer on and after the Closing Date; (B) continue to use Best Efforts, on and after the Closing Date, to obtain and to secure any consent and give any notice as may be required to effect a valid assignment or assignments of those Acquired Assets; (C) in the case of Leases of real or personal property, continue as a party to each such Lease for the benefit of Buyer and at Buyer’s expense; and (D) assign or complete the assignment or assignments as soon as possible. If, however, any such Consent will not be obtained or if any attempted transfer would be ineffective or would impair Buyer’s rights so that Buyer would not in effect acquire the benefit of all such rights, Sellers will use Best Efforts after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and will use Best Efforts to cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
(b)With respect to any portion of the Insurance Business that requires Governmental Authorizations to operate the Acquired Assets, the applicable Seller will maintain each such Governmental Authorization for the benefit of Buyer and at Buyer’s expense until Buyer obtains its own required Governmental Authorizations, at which point such portion of the Insurance Business will pass from such Seller to Buyer. The Parties will continue to use their Best Efforts, on and after the Closing Date, to obtain and to secure any such Governmental Authorizations for Buyer as soon as reasonably practicable after the Closing Date.
Section 2.6    Further Assurances; Records.
(a)At any time and from time to time after the Closing, the Parties will cooperate with each other to execute and deliver any other documents, instruments of transfer or assignment, and any files, books, and other Records acquired under Section 1.1(e). Subject to the terms and conditions of this Agreement, each of the Parties agrees to use Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the Contemplated Transactions, including cooperating fully with the other Parties.
(b)Monthly Settlement Account.
(i)Without limiting the forgoing, during the transition of the Acquired Assets, Buyer and Sellers’ Representative will maintain a monthly record (a “Monthly Settlement Account”) of all (A) cash receipts by Buyer and Sellers of monies that, under the terms of this Agreement, are the property of the other Party, and (B) cash disbursements by Buyer or Sellers for expenses or Retained Liabilities that, under the terms of this Agreement,

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are the other Party’s obligation (or “due to/due from account”). For each month after Closing in which there is activity in the Monthly Settlement Account, each Party will deliver to the other Party a written settlement statement regarding the Monthly Settlement Account (each a “Settlement Statement”) for such month. The Settlement Statement will be deemed to be accepted by the receiving Party and conclusive for purposes of determining the settlement of the Monthly Settlement Account for such month unless the receiving Party delivers, within ten (10) Business Days following receipt of the Settlement Statement, a notice (the “Settlement Objection Notice”) specifying the receiving Party’s objections to the Settlement Statement in reasonable detail. The Parties will use reasonable good faith efforts to resolve the matters in dispute, but if they do not obtain a final resolution within thirty (30) days after receipt of the Settlement Objection Notice, the Parties will submit the resolution of the disputed matters to an Independent Accounting Firm. The provisions of Section 1.4(d)(ii) shall apply mutatis mutandis to any dispute regarding a Monthly Settlement Account or the information set forth in a Settlement Statement.
(ii)For each month that the Monthly Settlement Account has a settlement balance, Buyer or Sellers, as appropriate, will pay over the settlement balance to the other Party, as appropriate, within three (3) Business Days following the settlement date, by wire transfer of immediately available funds to one or more accounts designated in writing by the recipient. Buyer and Sellers each agree to maintain sufficient operating cash in their respective bank accounts to pay the settlement balances in the Monthly Settlement Account that may become due.
(iii)The Parties acknowledge and agree that if the Closing Date is on a date that is not the first or final date of the month then any revenue and expenses shall be split pro rata between Buyer and Sellers based on the number of days in the month in which the Closing Date occurs each of Buyer and Sellers are deemed an owner of the Acquired Assets divided by the total number of days in such month. Notwithstanding the foregoing, Buyer shall not be responsible for expenses associated with the Sellers’ plane, the capital appreciation rights program or any other adjustments agreed in writing between the parties.
(c)Also without limiting the generality of the foregoing, if and for so long as any Party actively is contesting or defending against any Proceeding with any Third Party in connection with (i) any of the Contemplated Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Acquired Assets, the Insurance Business, or the obligations and Liabilities assumed hereunder, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, reasonably make available its personnel, and provide such testimony and access to its Records (including, as to any Seller, any Excluded Records) as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnity therefor under Article 6 hereof).
(d)The Sellers’ Representative will promptly after the Closing prepare and file all reports and returns required by Law relating to the Insurance Business as conducted using the Acquired Assets, up to and including the Closing Date. After the Closing Date, Buyer will retain for a period consistent with Buyer’s Record-retention policies and practices (but no less than six years), those Records of Sellers delivered to Buyer. Buyer also will provide the Sellers’ Representative and its Representatives reasonable access thereto, during normal business hours and on at least three (3) Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits, or for any other reasonable legal or business purpose. After the Closing Date, Sellers’ Representative will provide Buyer and its Representatives reasonable access to Excluded Records, during normal business hours and on at least three (3) Business Days’ prior written notice, for any reasonable legal or business purpose specified by Buyer in such notice.
(e)For clarity, no monies due under this Section 2.6 will be subject to any limitations set forth in Article 6.
Section 2.7    Hired Employees.
(a)Buyer will hire those employees of Sellers listed on Schedule 2.7 as of January 1, 2019 (“Hired Employees”), subject to Sellers assigning to Buyer rights associated with those employment agreements

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between Sellers and each Hired Employee as of the Closing Date. The rate of pay, location of employment at an Office Location, PTO liability, and state of residence for each Hired Employee will be set out on Schedule 2.7.
(b)Bonus Payments.
(i)On or before December 31, 2018, Sellers will pay to the Hired Employees certain bonus payments which have historically been paid prior to the end of a calendar year for performance by those Hired Employees during that calendar year identified Schedule 2.7(b) as “year-end bonus payments”. Buyer acknowledges that Buyer shall be responsible to reimburse Sellers for its pro rata share of such year-end bonus payments based on the number of days that from the Closing Date through December 31, 2018 divided by 365. Buyer shall reimburse Sellers in accordance with Section 2.6(b).
(ii)On or before December 31, 2018, Sellers will wire to Buyer the “Accrued Bonus Amount” identified as “producer true-up amounts”, which equals the aggregate portion of any annual or other bonus amounts earned and payable to Hired Employees accrued by Sellers for any period prior to the Closing Date. As soon as reasonably practicable following December 31, 2018, but in any event no later than forty-five (45) days thereafter, Buyer will calculate (with reasonable assistance from Sellers’ Representative) the actual bonuses payable to Hired Employees, the amount of such bonuses payable through the Closing Date (which will be allocated between the Seller and Buyer on a pro rata basis based on the number of actual days elapsed in 2018 through the Closing Date), and provide the Sellers’ Representative with a statement setting forth such calculations with reasonable supporting documentation. No later than February 28, 2019, Sellers will transfer to Buyer additional amounts required to fund the Sellers’ portion of the Accrued Bonus Amount. Buyer shall pay to the Hired Employees their respective portion of the Accrued Bonus Amount at such time when Buyer pays annual bonus payments to its employees, so long as such Hired Employee is employed with Buyer at the time of such payment. Buyer shall return to the Sellers within five (5) Business Days following payment of bonuses by Buyer to the Hired Employees any amounts transferred by Sellers to Buyer pursuant to this Section 2.7(b) in excess of (i) the aggregate bonuses allocated to the Sellers under this Section 2.7(b), less (ii) bonus amounts paid by Sellers to Hired Employees.
(c)Sellers will maintain the Hired Employees on Sellers’ payroll, 401(k) Plan and Employee Welfare Benefit Plans from the period between the Closing Date until December 31, 2018 (the “Payroll Transition Period”). Buyer will promptly reimburse Sellers for all payments made by Sellers (in such amounts as directed by Buyer), and all related withholdings and remittances that Sellers incur, during the Payroll Transition Period pursuant to the Transition Services Agreement.
(d)Buyer agrees to permit the respective Hired Employees to utilize and/or be paid out upon termination of employment (if applicable Law requires) the Assumed PTO Leave after the Closing. No later than March 31, 2019, the Sellers and Buyer will promptly pay to the other Party amounts required to true-up the Assumed PTO Liability Amount once finally determined.
(e)From and after the end of the Payroll Transition Period, with respect to the Hired Employees, the Buyer shall use commercially reasonable efforts to cause the Buyer’s Employee Welfare Benefit Plans to waive all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable under Buyer’s Employee Welfare Benefit Plans for the Hired Employees and their eligible dependents to the same extent that such pre-existing conditions and waiting periods would not have applied or would have been waived under the corresponding Sellers’ Employee Welfare Benefit Plans in which such Hired Employee was a participant immediately prior to his or her commencement of participation in Buyer’s Employee Welfare Benefit Plans.
(f)Effective as of January 1, 2019, in connection with the change of employment of the Hired Employees, Buyer or one of its Subsidiaries will assume the sponsorship of the 401(k) Plan, and the Parties will cooperate with each other to take all actions and execute and deliver all documents and furnish all notices necessary or advisable to effectuate such assumption. Nothing contained herein (i) will alter or limit the ability of Buyer and its Subsidiaries to amend, modify, freeze, merge, or terminate the 401(k) Plan in accordance with the terms of the 401(k) Plan and the applicable provisions of ERISA and the Code, (ii) is intended to confer upon any Hired Employee

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or any other current or former employee of Seller any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, or (iii) is intended to confer upon any Hired Employee or any other individual any right as a third-party beneficiary of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Effective as of the Closing Date (except with respect to the representations and warranties set forth in Section 3.3(a), which are made as of the date hereof) and except as set forth on the Disclosure Schedules (which will be attached as an amendment to the Agreement at the Closing), the Sellers, jointly and severally, represent and warrant to Buyer as follows:
Section 3.1    Organization; Governmental Authorizations.
(a)Each Seller is a limited liability company or corporation, as applicable, duly organized, validly existing, and in good standing under the Law of the State of Minnesota and its status is active.
(b)Schedule 3.1(b) sets forth a true and complete list of each jurisdiction in which any Seller is qualified to do business as a foreign limited liability company or corporation, as applicable. Each Seller is duly qualified to do business and is in good standing as a foreign limited liability company or corporation, as applicable, in each jurisdiction where the conduct of its Business requires it to be so qualified, except where the failure to be so licensed or in good standing would not result in a Material Adverse Change.
(c)Schedule 3.1(c) sets forth a true and complete list of any resident and non-resident insurance license, including type of license, license number, and expiration date, held by any Seller. Each Seller has all requisite organizational power and authority and all necessary insurance licenses and other Governmental Authorizations to own, lease, and operate its properties; to carry on its Business as now being conducted; and to perform all its obligations under the Seller Contracts.
Section 3.2    Capitalization. Schedule 3.2 sets forth the number of outstanding membership interests, financial rights and governance rights or shares of capital stock of each Seller directly held or beneficially owned by each equity owner and the respective percentages of the total outstanding membership interests, financial rights, and governance rights or shares of capital stock of each Seller represented by such number of shares or membership interests, financial rights, and governance rights, which constitute all of the outstanding membership interests, financial rights, and governance rights or shares of capital stock of each Seller. No other Person has any right or option to acquire any shares of capital stock or membership interest or other interest or any financial right or governance right or any financial interest or securities convertible into capital stock, in any Seller.
Section 3.3    Enforceability; Authority; No Conflict.
(a)Upon the execution and delivery by the Sellers of the Seller Documents, each Seller Document will constitute the legal, valid, and binding obligation of each Sellers, as applicable, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar applicable Law from time to time in effect relating to or affecting the enforcement of creditors’ rights generally and general equitable principles. Each Seller has the absolute and unrestricted right, power, and authority to execute and deliver each Seller Document to which it is a party and to perform its obligations under the Seller Documents, and such action has been duly authorized by all necessary action by each Seller’s members and managers or shareholders and board of directors, as applicable.
(b)Neither the execution or delivery of any Seller Document, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

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(i)Breach (A) any provision of any of the Governing Documents of any Seller or (B) any resolution adopted by the members or board of directors or managers or the shareholders of any Seller;
(ii)Give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or any Order to which any Seller, or any of the Acquired Assets, may be subject;
(iii)Contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Seller or that otherwise relates to the Acquired Assets or to, the Insurance Business;
(iv)To the Knowledge of Sellers, other than with respect to Material Seller Contracts that require Consent in connection with an assignment of such Contract, breach in any material respect any provision of, or constitute a material default under, or give any Person the right to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify in any material respect, any Material Seller Contract; or
(v)To the Knowledge of Sellers, result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the Acquired Assets.
(c)Except for the approvals required under the Hart-Scott-Rodino Act or as set forth in Schedule 2.2(d) and other than with respect to Material Seller Contracts that require Consent in connection with the assignment of such Contract, no Seller is required to give any notice to, make any filing with, or obtain the Consent, authorization, permit or approval of any Third Party or Governmental Body regarding any Seller’s entry into this Agreement, any of the other Transaction Documents, or the Contemplated Transactions, where the failure to give such notice, make such filing, or to obtain such Consent, authorization, permit or approval could reasonably be expected to cause a Material Adverse Change to Buyer, the Acquired Assets, or the Insurance Business after Closing.
Section 3.4    Financial Statements; No Material Adverse Change; No Undisclosed Liabilities.
(a)Schedule 3.4(a) sets forth true and complete copies of (i) each Seller’s balance sheet at December 31, 2017 (the “Year-End Balance Sheet”), and the related statement of income for the fiscal year then ended, and (ii) each Seller’s balance sheet (the “Interim Balance Sheet”) at September 30, 2018 (the “Balance Sheet Date”) and the related statement of income for the nine (9) months then ended (collectively, the “Financial Statements”). All such Financial Statements were prepared in accordance with GAAP, subject, in the case of interim period statements, to normal recurring audit adjustments. Such balance sheets within the Financial Statements fairly present in all material respects the consolidated financial position, assets, and Liabilities (whether accrued, absolute, contingent, or otherwise) including, without limitation, the Estimated Carrier Payables Amount and the Client Credit Balances, of Sellers at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. Each Seller’s financial books and Records are true and complete in all material respects.
(b)Since the Balance Sheet Date, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Change. No Seller has any Liabilities of a nature that would be required under GAAP to be reflected on the Financial Statements except for (i) Liabilities reflected or reserved against in the Year-End Balance Sheet or the Interim Balance Sheet; (ii) current Liabilities incurred in the Ordinary Course of Business of Sellers since the Balance Sheet Date; and (iii) Liabilities that have not had and would not reasonably be expected to result in a Material Adverse Change.
(c)Schedule 3.4(c) sets forth true and complete lists of all (i) Accounts Receivable of Sellers as of September 30, 2018 (“Seller Accounts Receivable”), including the aging of such Accounts Receivable, and (ii) all accounts payable of Sellers as of September 30, 2018 (“Seller Accounts Payable”). All of Seller Accounts Receivable represent sales actually made or services actually performed in the ordinary and usual course of Sellers’ Business, consistent with past practice. All of Seller Accounts Payable, including Estimated Carrier Payables Amount, are

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current and reflected properly on its books and Records, and will be paid when due in accordance with their terms at their recorded amounts.
(d)Each Seller maintains accurate Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls and procedures, and no Seller has received written notification from any accountants, independent auditors or other consultants, or Governmental Bodies challenging the adequacy or requesting modification of such controls and procedures. Such controls and procedures are reasonably designed to provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of each Seller’s financial statements and to maintain accountability for each Seller’s assets; (iii) access to any Seller’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of each Seller’s assets is compared with existing assets at regular intervals; and (v) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(e)Schedule 3.4(e) sets forth the name and position of each officer or manager or director of each Seller to which such Seller has made a loan that remains outstanding, including a summary of the original loan amount, the outstanding balance, and the terms of repayment for each loan.
Section 3.5    Absence of Certain Changes and Events. Since the Balance Sheet Date, each Seller has conducted its business only in the Ordinary Course of Business, except as expressly required by the terms of any Transaction Document, and there has not been any: (a) change in any Seller’s membership interest, financial rights, or governance rights or issued capital stock, grant of any option or right to purchase shares of capital stock or any membership interest, financial rights, or governance rights of any Seller or issuance of any security convertible into any such interest or right; (b) amendment to the Governing Documents of any Seller; (c) payment (except in the Ordinary Course of Business) or increase by any Seller of any bonuses, salaries, or other compensation to any shareholder, director, member, manager, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, member, manager, officer, or employee; (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Benefit Plan; (e) damage to or destruction or loss of any Acquired Asset, whether or not covered by insurance; (f) entry into, termination of or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by any Seller of at least $10,000; (g) sale, lease, or other disposition of any Acquired Asset (including the Intellectual Property Assets) or the creation of any Encumbrance on any Acquired Asset; (h) written indication by any insurance broker, insurance agent, program administrator, Carrier, Client, or other Third Party with a material business relationship with any Seller of an intention to discontinue or change the terms of its relationship with any Seller, which discontinuance or change could reasonably be expected to cause a Material Adverse Change to any Seller or the Insurance Business; (i) material change in the accounting methods used by any Seller; or (j) Contract by any Seller to do any of the foregoing.
Section 3.6    Assets.
(a)The Acquired Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Insurance Business in the manner presently operated by Sellers, and (ii) include all of the operating assets of Sellers. Except as set forth on Schedule 3.6(a), Sellers own and hold, free and clear of any Encumbrances, restriction, or Third-Party interest of any kind whatsoever (other than Permitted Encumbrances), sole and exclusive right, title, and interest in and to the Acquired Assets, including but not limited to the expiration Records for the Current Accounts, together with the exclusive right to use such Records, and all Client Accounts, copies of insurance policies and Contracts in force, and all files, invoices, and Records pertaining to the Clients, Client Accounts, their Contracts, and insurance policies, and all other information comprising the Total Book of Business, and to any and all Commissions and other revenues and proceeds generated by the Acquired Assets (other than applicable Commissions payable to producers). No Seller is a party to, or bound by, any other agreement, instrument, or understanding restricting the transfer of the Acquired Assets. There, are no existing agreements, options, commitments, rights, or privileges, whether preemptive or contractual, of any Person to acquire any of the assets, properties, or rights included in the Acquired Assets or any interest therein.

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(b)To the Knowledge of the Sellers, since March 1, 2018, no Seller has received written notice that any Client set forth in Schedule 1.1(a) has canceled or non-renewed, or intends to cancel or non-renew, any Insurance Products or Services with any Seller.
(c)To the Knowledge of Sellers, except as set forth in Schedule 3.6(c), none of the Insurance Products or Services for Current Accounts set forth in Schedule 1.1(a) represents Retail Brokered Business.
(d)To the Knowledge of Sellers, during the twelve (12) months before the date of this Agreement, none the Sellers or their respective employees or independent contractors have placed or serviced any Securities Business for any Client set forth in Schedule 1.1(a).
(e)To the Knowledge of Sellers, except as set forth on Schedule 3.6(e), no Seller owns any interest in, is a member of, or is affiliated with any cluster, joint venture, partnership, or similar association or arrangement with respect to or in connection with the Insurance Business.
(f)Schedule 3.6(f) sets forth (i) each Sub-Rated Carrier with which any in-force insurance policies are in place for any Current Account as of the Closing Date, (ii) the amount of Commission received by Sellers from each such Sub-Rated Carrier during the twelve (12)-month period ended September 30, 2018, and (iii) the approval status, as provided by Parent’s Market Security Committee, of each such Sub-Rated Carrier as of the Closing Date.
(g)To the Knowledge of Sellers, no in-force policy for any Current Account is in place with any Ineligible Carrier.
(h)Except as set forth in Schedule 3.6(h), no Seller has entered into any Contract relating to any acquisitions, mergers, and/or purchases or sales of material assets (including purchases or sales of Client Accounts) within the past seven (7) years.
(i)Except as set forth on Schedule 3.6(i), to the Knowledge of Sellers, no employee of any Seller has any ownership interest (vested or unvested) in any Client Account.
Section 3.7    Contracts; No Defaults.
(a)Schedule 3.7(a) contains a true and complete list, and Sellers have previously delivered or made available to Buyer true and complete copies, of the following Material Seller Contracts to which any Seller is a party:
(i)Any written Contract with any Carrier, general agent, insurance broker, or other source for any Seller to write any Insurance Products or Services, the termination of which could reasonably be expected to cause a Material Adverse Change to any Seller, the Acquired Assets, or the Insurance Business;
(ii)Any Real Property Lease or any Lease pertaining to any Tangible Personal Property of any Seller (regardless of whether Buyer is assuming any such Lease);
(iii)Any non-competition covenants granted in favor of any Seller from any Third Party, other than any Contracts with current or former employees or independent contractors described in Schedule 3.12(b); and
(iv)Any other Contract that is material to any Seller or the Insurance Business.
(b)To the Knowledge of the Sellers, the parties to all Seller Contracts are in compliance, in all material respects, with the terms thereof.
(c)There are no Seller Contracts between any Seller and any manager, director or officer of any Seller, or between any Seller and any Affiliate of any Key Owner, or any manager, director or officer of any Seller.

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(d)To the Knowledge of the Sellers, no director, manager, officer, or Key Owner of any Seller directly or indirectly owns more than 5% equity interest in; serves as a director, officer, or manager of, or otherwise participates in the business operations of, any Client of any Seller.
(e)No Seller has guaranteed the performance of any Person under any Contract including, without limitation, any premium financing obligation on behalf of any Client.
(f)To the Knowledge of the Sellers, no Seller is engaged in any risk-bearing or risk-sharing activities, such as, for example but not by way of limitation, as a party to any Contract whereby such Seller agrees (i) to return any portion of its commissions to any Carrier based upon the loss ratios generated by any insurance program that such Seller administers for such Carrier, and/or (ii) to bear any portion of the total insurance risk placed through any insurance program administered by such Seller for any Carrier.
(g)Except as set forth on Schedule 3.13(b), no Seller is a party to any Contract that restricts such Seller’s ability to compete in the Insurance Business or to solicit any Client Account or transact any such business with any Client or prospective Client.
Section 3.8    Litigation and Claims. Except as disclosed in Schedule 3.8, there is no Proceeding pending or, to the Knowledge of any Seller, threatened against any Seller in connection with the Insurance Business. No Seller is subject to any outstanding Order that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future, could reasonably be expected to cause a Material Adverse Change to any Seller, the Acquired Assets, or the Insurance Business, or would prevent any Seller from consummating the Contemplated Transactions.
Section 3.9    Bankruptcy; Solvency. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to any Seller, or petition to appoint a receiver or trustee of any Seller’s property, has been filed by or against any Seller. No Seller has made any assignment for the benefit of creditors or admitted in writing insolvency, or that its property at fair valuation will not be sufficient to pay its debts, nor will any Seller permit any judgment, execution, attachment, or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days. No Seller is “insolvent” and no Seller will be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and probable Liabilities of any Seller exceeds the present fair saleable value of such Seller’s assets. Immediately after giving effect to the consummation of the Contemplated Transactions: (i) each Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) no Seller will have unreasonably small capital with which to conduct its present or proposed business; (iii) each Seller will have assets (calculated at fair market value) that exceeds its Liabilities; and (iv) taking into account all pending and threatened Proceedings, final judgments against each Seller in Proceedings for money damages are not reasonably to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Proceedings and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller. The cash available to each Seller, after taking into account all other anticipated used of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
Section 3.10    Compliance with Applicable Law. Since January 1, 2017, each Seller and their respective predecessors and Affiliates has complied in all material respects with all applicable Laws, and no Proceeding has been filed or commenced against any of them alleging any failure to so comply. Without limiting the generality of the foregoing, Sellers’ revenues as set forth in the Financial Statements do not include any fees received in addition to, or in lieu of, Commissions, except as permitted by applicable Law, and each Seller is otherwise in compliance in all material respects with applicable Law regarding rebating, excess fees and charges, and other unfair insurance trade practices. Each Seller and to the Knowledge of Sellers, its respective employees and agents hold all Governmental Authorizations (where the failure to hold such Governmental Authorizations could reasonably be expected to cause a Material Adverse Change to any Seller or the Insurance Business), including all resident and nonresident insurance licenses in each jurisdiction where the conduct of the Insurance Business requires such licensure, and are in compliance in all material respects with the terms of the Governmental Authorizations. To the Knowledge of the Sellers, each employee or independent contractor of any Seller to whom any Seller pays Commissions, and any other Third Party

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to whom any Seller pays Commissions or with whom any Seller shares or splits any Commissions, holds all insurance licenses required under applicable Law to receive such Commissions.
Section 3.11    Tax Returns and Audits. Each Seller has timely filed all federal, state, local, and foreign Tax Returns, including all amended returns, in each jurisdiction where such Seller is required to do so or has paid or made provision for the payment of any penalty or interest arising from the late filing of any such return, has correctly reflected all Taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all Taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to Taxes in such jurisdictions, whether or not in connection with such returns. No Seller is currently subject to any audits with respect to any federal, state, local, or foreign Tax Returns required to be filed and there are no unresolved audit issues with respect to prior years’ Tax Returns. There are no circumstances or pending questions relating to potential Tax Liabilities nor claims asserted for Taxes or assessments of any Seller that, if adversely determined, could result in a Tax Liability that could reasonably be expected to cause a Material Adverse Change to any Seller or, the Acquired Assets, or the Insurance Business for any period. No Seller has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. No Seller is holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and each Seller has timely filed all unclaimed property reports required to be filed with such state taxing authorities. No Seller purges its Records of uncashed checks.
Section 3.12    Insurance Coverage.
(a)Schedule 3.12(a) sets forth a complete and correct list of all currently effective insurance policies or binders of insurance or programs of self-insurance which relate to any Seller (including, without limitation, errors and omissions (“E&O”), employment practices liability (“EPL”), and employee theft or employee dishonesty coverage), along with the corresponding Carriers, minimum Liability limits, deductibles, and expiration dates for each such policy or binder. True and complete copies of such policies and binders have been previously delivered or made available for review to Buyer. The coverage under each such policy or binder is in full force and effect. No Seller has received any written notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or material increase in premium for, any such policy or binder. Each Seller has complied with all the provisions of such policies and binders in all material respects.
(b)Except as set forth in Schedule 3.8, no Seller has incurred any Liability or, to the Knowledge of Sellers, taken or failed to take any action that could reasonably be expected to result in a Liability for E&O in the conduct of its insurance business or EPL, except such Liabilities as are fully covered by insurance, less any applicable deductible or retention. Each Seller has had the same or higher levels of E&O and EPL coverage continuously in effect for at least the past five (5) years.
(c)Schedule 3.12(c) sets forth a complete and correct list of all employee theft or employee dishonesty losses incurred and/or claims made by any Seller in the past five (5) years.
Section 3.13    Employees and Independent Contractors.
(a)With respect to the Insurance Business of Sellers:
(i)There is no collective bargaining agreement or relationship with any labor organization; no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of any Seller, threatened; and, to the Knowledge of any Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;
(ii)To the Knowledge of any Seller, no executive or manager of any Seller (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights, or other such agreement between such employee and any Person besides Sellers that would be

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material to the performance of such employee’s employment duties, or the ability of Sellers or Buyer to conduct the Insurance Business of Sellers;
(iii)To the Knowledge of Sellers, there is no workers’ compensation Liability, experience, or matter outside the Ordinary Course of Business;
(iv)There is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, of which Sellers have received written notice, or, to the Knowledge of the Sellers, threatened in any forum, relating to an alleged violation or breach by any Seller (or any of their respective current or former members, shareholders, managers, directors, officers, employees, independent contractors or agents) of any Law or Contract; and
(v)To the Knowledge of any Seller, no current or former members, managers, shareholders, directors, officers, employees, independent contractors, or agents has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (iv) above.
(b)Except as set forth in Schedule 3.13(b), there are no: (i) employment agreements, producer agreements, agent representation agreements, non-competition agreements, non-solicitation agreements, non-disclosure agreements, confidentiality agreements, or similar Contracts with any employees of any Seller; (ii) severance agreements with any former employees of any Seller; or (iii) to the Knowledge of Sellers, independent contractor agreements with any independent contractors of any Seller. True and complete copies of all such Contracts have been provided to Buyer before Closing Date.
(c)No employee of any Seller is on a paid or unpaid leave of absence, including, without limitation, a leave of absence (i) under the federal Family and Medical Leave Act (FMLA) or any similar state or local Law or (ii) for service in the United States Armed Forces, Reserves, National Guard, or other “uniformed services” as defined in the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, or has given written notice of his or her intent to take such leave within the ninety (90)-day period following the Closing Date.
(d)Within the past three (3) years, no Seller has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (the WARN Act), or any similar state, local, or non-U.S. Law, and no such action will be implemented without advance notification to Buyer.
Section 3.14    Employee Benefit Plans. Schedule 3.14 lists each Employee Benefit Plan that any Seller or any Seller ERISA Affiliate maintains or to which any Seller or any Seller ERISA Affiliate contributes or with respect to which Seller or any Seller ERISA Affiliate has or may have any Liability.
(a)Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.
(b)All required reports and descriptions (including IRS Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by a Seller ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.
(c)All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued

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in accordance with the past custom and practice of Sellers. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
(d)Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and to the Knowledge of Sellers, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for all such requirements and have been submitted to the IRS for a favorable determination letter within the latest applicable remedial amendment period.
(e)To the Knowledge of Sellers, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by a Seller ERISA Affiliate. To the Knowledge of Sellers, no fiduciary of any such Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller (or any employee of any Seller with responsibility for employee benefits matters), threatened. No Seller (or any employee of any Seller with responsibility for employee benefits matters) has any Knowledge of any basis for any such Proceeding.
(f)Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions; the most recent determination letter received from the IRS; the three (3) most recent annual reports (IRS Form 5500, with all applicable attachments); and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.
(g)Neither Seller nor any Seller ERISA Affiliate contributes to or has ever contributed to, has any obligation to contribute to, or has or may have any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section (35)). No asset of any Seller is subject to any Encumbrance under ERISA or the Code. No accumulated funding deficiency, whether or not waived, exists with respect to any Employee Pension Benefit Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such plan. The actuarial report for each Employee Pension Benefit Plan that is a defined benefit plan fairly presents the financial condition and the results of operations of each such plan in accordance with GAAP. To the Knowledge of Sellers, no reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred at any time.
(h)Neither Seller nor any Seller ERISA Affiliate contributes to or has ever contributed to, has any obligation to contribute to, or has or may have any Liability (including withdrawal Liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.
(i)Except as set forth on Schedule 3.14, no Seller maintains an Employee Benefit Plan or other arrangement that is subject to Section 409A of the Code. Each Employee Benefit Plan or arrangement that is a nonqualified, deferred compensation plan subject to Section 409A of the Code, has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005, and in full operational and documentary compliance with final regulations promulgated under Code Section 409A since January 1, 2009.
(j)Schedule 3.14 also sets forth (i) the number of outstanding loans for participants in the 401(k) Plan and (ii) the outstanding loan balance for each such participant as of the Balance Sheet Date.
Section 3.15    Intellectual Property.
(a)Schedule 3.15 sets forth each internet website, service mark registration and application therefor, trademark registration and application therefor, copyright registration and application therefor, patent, patent application, material unregistered service mark, material unregistered trademark, and material trade name, in each case owned and used by any Seller in its operation of the Insurance Business.

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(b)Subject to the provisions of Section 3.15(c) below, Sellers have the right to use the Intellectual Property used in the Insurance Business, and except as otherwise set forth therein, the Intellectual Property is, and will be on the Closing Date, free and clear of all royalty obligations and Encumbrances. There are no Proceedings pending, or to the Knowledge of any Seller, threatened, asserting that any Seller’s use of such Intellectual Property listed on Schedule 3.15 infringes the intellectual property rights of any Person. No Seller Party has any Knowledge of any use by any Seller of such Intellectual Property constituting an infringement thereof, and none of the Shareholders or Member has any right, claim, or interest in or to such Intellectual Property.
(c)The current Software applications, other than to the extent the Software is Public Software or “off-the-shelf” Software, used by any Seller in the operation of the Business, are set forth and described on Schedule 3.15 (“Seller Software”). To Seller’s Knowledge, Seller Software, to the extent it is licensed from any Third-Party licensor or it constitutes “off-the-shelf” Software, is held by Sellers under valid, binding, and enforceable licenses. The third-party Software installed on each Seller’s computer hardware is validly licensed. No Seller has sold, assigned, externally licensed, or distributed, or in any other way encumbered Seller Software.
Section 3.16    Real Property.
(a)No Seller owns any of the Office Locations.
(b)Seller has provided to Buyer a true and complete copy of the Real Property Lease for each Office Location. With respect to each Real Property Lease, to the Knowledge of Sellers (i) such Real Property Lease is valid, binding and in full force and effect with respect to the Seller who is the lessee or sublessee, as applicable, thereunder, and the other parties thereto; (ii) all payments required to have been made under such Real Property Lease by such Seller have been made; (iii) there are no other defaults or events of default under, or events which with due notice or lapse of time, or both, would constitute defaults or events of default under, such Real Property Lease by such Seller, or, the landlord or sub landlord, as applicable, under such Real Property Lease; (iv) except as described in Schedule 3.16, the Contemplated Transactions do not require the consent of any other party to any Real Property Lease, will not result in a breach of or default under any Real Property Lease, and will not otherwise cause any Real Property Lease to cease to be legal, valid, binding, and in full force and effect on identical terms following Closing; (v) Sellers’ possession and quiet enjoyment of the real property subject of the Real Property Leases has not been disturbed; (vi) no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under a Real Property Lease that has not been redeposited in full; (vii) no Seller owes in the future any brokerage commissions or finder’s fees with respect to any Real Property Lease; (viii) except as described in Schedule 3.16, the other party to any Real Property Lease is not an Affiliate of, and otherwise does not have, any economic interest in any Seller; (ix) no Seller has collaterally assigned or granted any other Encumbrance in any Real Property Lease or any interest therein; and (x) no Seller has subleased, licensed, or otherwise granted any Person the right to use or occupy the real property subject of the Real Property Leases or any portion thereof except as detailed on Schedule 3.16.
Section 3.17    No Brokers or Finders. No agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from any Seller or any of their respective Affiliates in connection with the consummation of the Acquisition or any of the other Contemplated Transactions.
Section 3.18    Schedules. Each of the Schedules delivered by the Seller pursuant to this Agreement is true and complete in all material respects.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYERS
Buyer represents and warrants to the Sellers as follows:
Section 4.1    Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the Law of the State of Minnesota and its status is active. Buyer and Parent has all requisite power and

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authority and all necessary Governmental Authorizations to own, lease and operate its properties and to carry on its business as now being conducted.
Section 4.2    Authority. Each of Buyer and Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution, delivery, and performance of the Buyer’s Documents have been duly authorized by all necessary action on the part of Buyer or Parent. This Agreement and the Buyer’s Documents will be duly executed and delivered, respectively, by the duly authorized representative of Buyer and/or Parent, as applicable, on behalf of Buyer and/or Parent, as applicable. This Agreement and the other Buyer’s Documents when executed and delivered will constitute the legal, valid, and binding obligations of Buyer and/or Parent, enforceable against Buyer and/or Parent, as applicable, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, or similar applicable Law from time to time in effect relating to or affecting the enforcement of creditors’ rights generally and general equitable principles.
Section 4.3    Consents and Approvals; No Violations. Neither the execution, delivery, or performance of this Agreement by Buyer, or Parent nor the consummation by Buyer or Parent of the Contemplated Transactions, nor compliance by them, as and when due, with any of the provisions of the Buyer’s Documents will: (a) conflict with or result in any Breach of any provision of Buyer’s or Parent’s Governing Documents; (b) except for notices required under Parent’s E&O insurance policy or Parent’s credit facilities, a press release that may be required to fulfill Parent’s disclosure obligations as a New York Stock Exchange-listed company regarding the Acquisition, or for the approvals required under the Hart-Scott-Rodino Act, require any notice to, filing with, or permit, authorization, Consent, or approval of, any Governmental Body; or (c) result in a violation or Breach of, or constitute a default under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which Buyer or Parent is a party or by which Buyer or Parent or any of their respective properties or assets may be bound.
Section 4.4    No Brokers or Finders. No agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Buyer, Parent, or any of their respective Affiliates in connection with the consummation of the Acquisition or any of the other Contemplated Transactions.
Section 4.5    Capitalization.
(a)The authorized capital stock of Parent consists of 560,000,000 Parent Shares. The number of issued and outstanding Parent Shares is as stated in the SEC Reports as of the date(s) stated therein.
(b)Upon the Closing, the Parent Shares constituting the Closing Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable, and shall be issued without violation of any preemptive rights of any third party free and clear of all Encumbrances (other than restrictions, if any, imposed by Law).
Section 4.6    SEC Reports.
(a)Parent has filed with the SEC all forms, reports, schedules and other documents under the Exchange Act required to be filed by it with the SEC for the 12 months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”), and will file all such forms, reports, schedules and other documents required to be filed subsequent to the date of this Agreement through the Closing. As of their respective dates, the SEC Reports (i) were prepared in accordance, in all material respects, with the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed, and (ii) did not, at the time they were filed (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that Parent makes no representation or warranty whatsoever concerning any SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. § 1350 relating to the SEC Reports are accurate and complete and comply as to form and content with all applicable Law in all material respects.

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(b)Each of the consolidated financial statements included in or incorporated by reference into the SEC Reports was prepared in accordance with (i) GAAP, applied on a consistent basis throughout the periods indicated, and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (to the extent permitted by Regulation S-X or Regulation S-K, as applicable). Each such financial statement fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.
Section 4.7    Listing. As of the date of this Agreement, the Parent Shares are listed on the New York Stock Exchange. There is no Proceeding pending or, to Buyer’s knowledge, threatened against Parent by the New York Stock Exchange with respect to any intention by such entity to prohibit or terminate the listing of the Parent Shares on the New York Stock Exchange.
Section 4.8    Investigation. Buyer acknowledges that it is relying solely on its own independent investigation and analysis and the representations and warranties of the Sellers set forth in Article 3 in entering into the Contemplated Transactions. Buyer is knowledgeable about the industries in which the Sellers operate and is capable of evaluating the merits and risks of the Contemplated Transactions. Buyer has been afforded full access to the books and records, facilities, and personnel of the Sellers for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Sellers.
ARITCLE 5
ADDITIONAL AGREEMENTS
Section 5.1    Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses. For clarity and without limiting the foregoing: (a) all filing fees incurred in connection with the filing of name change documents on behalf of any Seller, or any other documents necessary to affect the change each Seller’s corporate name with any applicable Governmental Body, will be Sellers’ responsibility; and (b) all filing fees incurred in connection with the filing of any fictitious name registration documents on behalf of Buyer with any applicable Governmental Body, will be Buyer’s responsibility, regardless of the Party that, for logistical reasons, convenience or otherwise, actually submits such documents with any applicable Governmental Body.
Section 5.2    Errors and Omissions and Employment Practices Liability Extended Reporting Coverage.
(a)On or before the Closing Date, Sellers must arrange to purchase, at Sellers’ expense, extended reporting period (“tail”) coverage extensions for each of Sellers’ E&O insurance policies and EPL insurance policies (the “Required Tail Coverage”). The Required Tail Coverage will extend for a period of at least five (5) years from the Closing Date, will have the same limits and deductibles currently in effect, and will otherwise be in form reasonably acceptable to Buyer. Evidence of Sellers’ arrangement to procure the Required Tail Coverage, satisfactory to Buyer in its commercially reasonable discretion, will be delivered to Buyer at or before Closing. Without limiting the generality of the foregoing, the endorsement or policy evidencing the Required Tail Coverage will not contain an “other insurance” or other provision that purports to make the Required Tail Coverage excess rather than primary and non-contributory coverage as to any error or omission or EPL occurrence arising before the Closing Date (an “Excess Coverage Provision”). If the Required Tail Coverage is procured as an endorsement to Sellers’ existing E&O policies or EPL insurance policies, and the existing policy contains an Excess Coverage Provision, the Required Tail Coverage endorsement will amend the existing policies to (i) remove the Excess Coverage Provision and (ii) state expressly that the Required Tail Coverage will be primary and non-contributory as to any error or omission or EPL occurrence arising before the Closing Date.
(b)Notwithstanding the foregoing, it is the Parties’ intent that, subject to the terms and conditions of Article 6 of this Agreement: (i) as between the Required Tail Coverage and any coverage that might be available under Parent’s policies, the Required Tail Coverage will be primary and non-contributory; (ii) the Sellers, jointly and

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severally, will be solely liable for any deductibles or retentions under the Required Tail Coverage; and (iii) in the event Parent’s policies must so respond, the Sellers will remain jointly and severally liable to Buyer for any deductibles or other related costs or expenses incurred by Parent.
(c)Within one (1) Business Day following the Closing Date, and thereafter during the term of the Required Tail Coverage as Buyer may request from time to time, Sellers will promptly provide Buyer with a certificate of insurance evidencing the Required Tail Coverage. After the Closing, with respect to any Proceeding that names or otherwise involves Buyer or its Affiliates as to which defense and/or coverage may be available for Buyer or its Affiliates under the Required Tail Coverage, Buyer may, at its option and sole discretion, directly pay any applicable deductible under the Required Tail Coverage to the appropriate Carrier (the “Required Tail Deductible”) and seek indemnity from the Sellers for such Required Tail Deductible as a Retained Liability pursuant to Article 6. Nothing in this Section 5.2 will limit or affect the Parties’ respective rights and obligations under Article 6.
Section 5.3    Appointments. On or prior to the Closing Date, Parent shall cause: (i) James C. Hays to be appointed to Parent’s board of directors and appointed as an officer of Parent with the title Vice Chairman, and (ii) Mike Egan to be appointed as an officer of Parent with the title Regional President-Retail Division.
Section 5.4    Post-Closing Employee Matters.
(a)After the Closing, and at Buyer’s request, Sellers will (i) take all reasonable measures to enforce the terms of those non-compete/non-solicitation/confidentiality agreements with its existing or former employees and/or independent contractors that either have not been or cannot be assigned to Buyer, including pursuing legal and injunctive Proceedings, and (ii) cooperate with Buyer in enforcing the terms of those Contracts assigned to Buyer and will join in any legal or injunctive Proceedings instituted by Buyer for such purpose. If the violating party was an employee of Sellers providing services to Buyer pursuant to the Transition Services Agreement after the Closing Date or became an employee of Buyer on the Closing Date, any such action will be at Buyer’s cost and expense. If the violating party was no longer an employee of a Seller providing services to Buyer pursuant to the Transition Services Agreement after the Closing Date or did not become an employee or contractor of Buyer on the Closing Date, any such action will be at the Sellers’ cost and expense. Without Buyer’s prior written consent, which Buyer may withhold in its sole and absolute discretion, Sellers will not amend, modify, waive, release, or otherwise affect the terms of any such non-compete/non-solicitation/confidentiality agreements with any Seller’s former employees and/or independent contractors. Nothing in this Section 5.4(a) will be deemed or construed to (x) impose any obligation or duty on Buyer to initiate any such Proceeding, which may be initiated by Buyer in its sole discretion, or (y) limit, modify, or otherwise affect Sellers’ indemnity obligations under Section 6.2.
(b)Notwithstanding anything in this Agreement to the contrary, at Buyer’s option, Buyer and Sellers will promptly, but in any event no later than ninety (90) days following the Closing Date, reasonably cooperate and file such forms, notices, reports, or other instruments with state taxing authorities as are necessary to effect the transfer of each Seller’s state unemployment records, unemployment rating account balance, state unemployment Taxes paid by each Seller, each Seller’s existing State Unemployment Insurance (SUI) account number (notwithstanding whether any Seller will continue in existence following Closing, in which case, each such Seller is responsible for obtaining, at its sole expense, a new SUI account number), and other aspects of each Seller’s pre-Closing unemployment experience to Buyer, as successor employer of the Hired Employees.
(c)For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Buyer, any Hired Employee who is employed by Sellers as of the Payroll Transition Date will receive service credit for service with Sellers to the same extent such service credit was granted under Sellers’ Employee Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.
Section 5.5    Corporate Name, Tradenames, Service Marks, Etc.
(a)From and after Closing, the Sellers agree:

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(i)Not to use any tradename or service mark (whether or not registered) identical or confusingly similar to any Seller’s corporate name, tradenames, and service marks (whether or not registered), or any colorable imitations thereof, and/or any mark, name, or any words or representations confusingly similar thereto in connection with the advertising, offering for sale, and/or sale, of any Insurance Products or Services (though each Seller will be entitled to the use of such Seller’s corporate name in connection with the winding-down of such Seller’s affairs or such Seller’s liquidation, including collecting the Seller Accounts Receivable);
(ii)Otherwise not to infringe on any service mark and name (whether or not registered by any Seller or Buyer) that Buyer is acquiring hereunder from any Seller;
(iii)Not to use any Seller’s corporate name tradename, or any internet domain name of any Seller, which Buyer is acquiring hereunder, to unfairly compete with Buyer, pass off its Insurance Products or Services as those of Buyer, or otherwise to cause any misunderstanding as to source, sponsorship, approval, or certification with or by Buyer or its Insurance Products or Services.
(b)Promptly after the Closing, each Seller will file name change documents with, and pay the accompanying filing fees to, the Minnesota Secretary of State.
(c)Notwithstanding the limitations set forth in this Section 5.5, Sellers and their Affiliates may use such tradenames, service marks, internet domain names, and e-mail addresses as are currently being used by Sellers and their Affiliates in connection with businesses carried on by, relating to, or otherwise incorporating, the Excluded Assets and for a reasonable transition period following the Closing, all in accordance with the License Agreement.
(d)The Sellers’ covenants under this Section 5.5 will survive indefinitely after the Closing.
Section 5.6    Post-Closing Payment of Liabilities; Waiver of Bulk Sales Laws. Sellers in their commercially reasonable discretion will maintain sufficient assets after the Closing to satisfy those Retained Liabilities that were not otherwise satisfied out of the Secured Debt Amount at Closing. Without limiting the generality of the foregoing:
(a)Taxes Resulting from Sale of Assets by Sellers. Sellers will pay in a timely manner all Taxes resulting from or payable in connection with (i) Sellers’ ownership or operation of the Insurance Business before the Closing Date and/or (ii) the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person who is liable for such Taxes under applicable Law. Without limiting the generality of the foregoing, (A) the Sellers will, in a timely manner, file all returns for and pay all (1) tangible personal property Taxes (or ad valorem Taxes) in all applicable jurisdictions for each taxable year during which Sellers owned or owns the Acquired Assets on the Tax Measurement Date for such taxable year, and (2) all other Taxes in all applicable jurisdictions for all periods before the Closing Date, and (B) the Sellers, jointly and severally, will indemnify Buyer for any unpaid unemployment or other Taxes, interest, and penalties, in accordance with Article 6.
(b)Payment of Other Retained Liabilities. Sellers will pay, or make adequate provision for the payment, in the Ordinary Course of Business all of the Retained Liabilities including, without limitation, outstanding Carrier payables incurred before the Closing.
(i)After Closing, Sellers may transfer to Buyer amounts due for outstanding Carrier payables and Buyer, on behalf of Sellers, will directly pay each Seller’s pre-Closing Carrier payables in appropriate amounts.
(ii)After Closing Sellers may transfer to Buyer amounts held by Sellers on behalf of Client Accounts. If any such funds are transferred, Buyer, on behalf of and at the direction of Sellers, will remit the appropriate portions of the Client Credit Balances Amount to the respective Clients and/or offset such portions against future premiums due from such Clients, as appropriate. If any monies that Buyer attempts to remit to a Client are returned as undeliverable to the Client, Buyer will promptly remit the returned monies to Sellers’ Representative,

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which will be solely responsible for timely tendering such monies and related forms to the appropriate Governmental Bodies as abandoned property;
(c)Waiver of Bulk Sales Laws. Buyer and Sellers hereby waive compliance with any applicable Bulk Sales Laws in connection with the Contemplated Transactions.
Section 5.7    Client and other Business Relationships; Collection of Seller Accounts Receivable.
(a)Client and other Business Relationships. After the Closing, the Sellers and their Representatives will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of each Seller existing before the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, Governmental Bodies, Clients, insurance brokers, insurance agents, Carriers, administrators, licensors, and vendors, and Sellers will satisfy the Retained Liabilities in a manner that is not reasonably expected to be detrimental to any of such relationships. The Sellers will refer to Buyer all inquiries relating to the Insurance Business. None of the Sellers or any manager, director, officer, employee, or agent of any Seller will take any action that would reasonably be expected to diminish the value of the Acquired Assets after the Closing or that would reasonably be expected to interfere with the business of Buyer to be engaged in after the Closing.
(b)Collection of Seller Accounts Receivable. Without limiting the foregoing, the Sellers will use commercially reasonable efforts in collecting the Seller Accounts Receivable and will avoid any action or omission that is reasonably likely to cause any Current Account to cancel or non-renew any Insurance Products or Services with Buyer.
Section 5.8    Life Insurance Policy. Buyer may, at its option and expense, purchase a term life insurance policy on the life of each Key Owner, with a limit and term to be determined in Buyer’s discretion and with benefits payable to Buyer (each a “Key Owner Life Policy”). Sellers will cause each Key Owner to reasonably cooperate with Buyer in connection with Buyer’s efforts to obtain such insurance and take such actions (including, without limitation, obtaining such Key Owner’s consent and submitting to physical examinations) as may reasonably be required for such purpose.
Section 5.9    Termination of Access to Systems. Promptly following Closing, Sellers will terminate access by any Third Party to Sellers’ agency management system or Carriers through Sellers’ contracts with those Carriers.
Section 5.10    Operation of New Profit Center During Earn-Out Period.
(a)Management of New Profit Center During Earn-Out Period;
(i)The management of the New Profit Center will be generally consistent with the past business practices and corporate policies of the Sellers, subject to compliance with: Buyer’s and Parent’s quality control guidelines; Buyer’s and Parent’s accounting methodology, procedures, guidelines, and internal controls; the Sarbanes-Oxley Act of 2002, as amended, and other applicable Law; any necessary information technology (IT) upgrades; and generally the requirement to manage the New Profit Center for the long-term benefit of Buyer, Parent, and Parent’s shareholders. Parent shall permit and enable management of the Earn-Out Locations to operate following the Closing Date in substantially the same manner as the Sellers operated the Insurance Business at the Earn-Out Locations prior to the date hereof.
(ii)The leader of the New Profit Center, which will be James C. Hays for the duration of the Earn-Out Period as long he remains an employee of Buyer/Parent; provided if James C. Hays is not so employed, Mike Egan will be the leader of the New Profit Center for the remaining duration of the Earn-Out Period as long as he remains an employee of Buyer/ Parent, may not make any managerial decision, including any decision to minimize the New Profit Center’s expenses in the Earn-Out Period (including by implementing material staff reductions that are not dictated by a corresponding reduction in business or, in individual cases and with Buyer’s reasonable prior written approval, by a legitimate business reason unrelated to the determination of the Purchase Price), for the primary

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purpose of maximizing the Purchase Price. Conversely, Buyer may not take any action, including any action to increase the New Profit Center’s expenses during the Earn-Out Period, for the primary purpose of minimizing the Purchase Price.
(iii)In the event of the occurrence of any of the following events, the maximum Earn-Out Payment shall be immediately due and payable in full, to the extent not previously paid: (1) Parent or Buyer commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws; (2) any such proceeding is commenced against Parent or Buyer, or a receiver or trustee is appointed for Parent or Buyer or a substantial part of its respective property, and such proceeding or appointment is not dismissed or discharged within sixty (60) days after its commencement; (3) Parent or Buyer makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or substantially all of its assets or has a receiver, custodian or trustee appointed for all or substantially all of its assets; or (4) the employment of James C. Hays and Mike Egan is terminated by Buyer without Cause (as that term is defined in their respective employment agreements with Buyer/Parent).
(b)Acquisitions or Transfers During Earn-Out Period.
(i)During the Earn-Out Period, no acquisitions by Buyer or the New Profit Center will be merged into the New Profit Center unless mutually agreed by the Parties.
(ii)If Buyer elects to sell, transfer, assign, or remove (“Transfer”) any Client Accounts from the Total Book of Business of the Earn-Out Locations (each a “Transferred Account”) during the Earn-Out Period, the Transfer will be treated as follows:
(A)If the Transfer is effective during the first twelve (12) months of the Earn-Out Period, then an annualized amount equal to (1) the Core Revenue attributable to the Transferred Account in the Pro Forma Operating Profit (“Transferred Account Core Revenue”), less any such Core Revenue that Buyer has already recognized before the effective date of the Transfer; times (2) the Pro Forma Operating Profit Margin; will be credited for purposes of calculating Operating Profit for the remainder of the Earn-Out Period; and
(B)If the Transfer is effective after the first twelve (12) months of the Earn-Out Period, then an annualized amount equal to (1) the Core Revenue recognized by Buyer from the Transferred Account during the twelve (12)-month period before the effective date of such Transfer, times (2) the Operating Profit margin generated by the New Profit Center during the twelve (12)-month period before the effective date of such Transfer, will be credited for purposes of calculating Operating Profit for the remainder of the Earn-Out Period. For example, if Buyer transferred certain Transferred Accounts eighteen (18) months after the Closing Date, the Core Revenue earned by Buyer from the Transferred Accounts during the twelve (12)-month period before such Transfer equaled $10,000, and the New Profit Center’s Operating Profit margin for such twelve (12)-month period equaled thirty-five percent (35%), then $3,500 will be credited on an annualized basis toward the Operating Profit.
Section 5.11    Sellers’ Restrictive Covenants.
(a)Non-Competition Covenant. Each Seller agrees that such Seller will not, for a period of five (5) years following the Closing Date (the “Restricted Period”), engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of any Person, other than Buyer, Parent, or their Affiliates, successors, and assigns (each and collectively, the “Buyer Group”) engaged in the Insurance Business within the applicable Restricted Area, as defined below (the “Non-Compete Covenant”); provided, however, that (A) ownership of less than three percent (3%) of the outstanding market capitalization of any publicly traded corporation or (B) those investments set out on Schedule 5.11 will not be deemed a violation of the Non-Compete Covenant. The term “Restricted Area” means the United States.
(b)Non-Solicitation Covenants. Without limiting anything set forth in Section 5.11, during the Restricted Period:

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(i)No Seller will, directly or indirectly, in any capacity whatsoever, solicit, divert, quote, propose, sell, place, provide, service, or renew any Insurance Products or Services in respect of any Seller Account. Each Seller recognizes and acknowledges that such Seller Accounts are not confined to any geographic area. Therefore, each Seller acknowledges and understands that there is no geographic restriction that applies to the non-solicitation covenant as contained in this Section 5.11(b)(i) and that the scope of this covenant is appropriately limited by the customer-based restriction.
(ii)No Seller will take any action intended to or which would reasonably be expected to cause any Seller Account or other Person with a material business relationship with Seller or Buyer, to cease, reduce, or refrain from transacting business with Buyer.
(iii)No Seller will, directly or indirectly, solicit, hire, engage, or seek to induce any Hired Employee to terminate such employee’s employment with Buyer for any reason, including, without limitation, to work for any Seller or any competitor of Buyer
(c)Confidentiality.
(i)Each Seller recognizes and acknowledges that, as part of this Agreement, Buyer is purchasing from Sellers certain Confidential Information, which will constitute valuable, secret, special, and unique assets of Buyer. Each Seller covenants and agrees that such Seller will not disclose the Confidential Information to any Person for any reason or purpose without the express written approval of Buyer and will not use the Confidential Information except in the businesses of Buyer and its Affiliates. It is expressly understood and agreed that the Confidential Information is the property of Buyer and must be immediately returned to Buyer upon demand.
(ii)Any trade secrets Buyer acquired from Sellers hereunder will also be entitled to all of the protections and benefits under applicable trade secret Law and any other applicable Law. If any information that Buyer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will in any event still be considered Confidential Information for purposes of this Agreement. In the case of trade secrets, Sellers hereby waives any requirement that Buyer submit proof of the economic value of any trade secret or post a bond or other security.
(d)Scope of Covenants. Each Seller acknowledges and agrees that: (i) the covenants set forth in this Agreement are being entered into (A) in connection with, and as a material inducement for Buyer to enter into, the Acquisition and (B) voluntarily and for adequate consideration; and (ii) given the nature and geographic scope of the Insurance Business, the Restricted Period and the Restricted Area are reasonable in time and geographic area.
(e)Remedies.
(i)In the event of a breach or threatened breach of the provisions of Section 5.11 of this Agreement, Buyer will be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the Parties agree that such court will be empowered and will grant Buyer or its Affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. Each Seller acknowledges that the covenants set forth in this Agreement represent an important element of the value of the Insurance Business and the Acquired Assets and are a material inducement for Buyer to enter into this Agreement. Each Seller further acknowledges that without such protection, Buyer’s business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.
(ii)If any Seller will violate the restrictions contained in Section 5.11 of this Agreement, and if any court action is instituted by Buyer to prevent or enjoin such violation, then the period of time during which such Seller’s business activities will be restricted as provided in this Agreement will be lengthened by a period of time equal to the period between the date upon which such Seller is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits will become final and not subject to further appeal.

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(iii)In addition to the foregoing, any damages suffered by Buyer or its Affiliates as a result of any breach by any Seller of the provisions of Section 5.11 of this Agreement will be subject to such Seller’s indemnity obligations set forth in this Agreement.
(iv)Each provision of Section 5.11 of this Agreement will be independent of any and all other provisions of this Agreement, the other Transaction Documents, and any other agreement entered into between the Parties. The real or perceived existence of any claim or cause of action of any Seller against Buyer or its Affiliates, whether predicated on this Agreement or some other basis, will not relieve such Seller of its obligations under Section 5.11 of this Agreement and will not constitute a defense to the enforcement by Buyer or Parent of the restrictions and covenants contained in Section 5.11 of this Agreement.
(v)It is the Parties’ intent that the terms and provisions of Section 5.11 of this Agreement be enforceable to the maximum extent permitted by applicable Law. If a court of competent jurisdiction declare any of the covenants set forth in Section 5.11 of this Agreement unenforceable, then such court will be authorized to modify such covenants so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce Section 5.11 of this Agreement in accordance with its terms. If any provision of this Agreement will be held to be excessively broad, it will be limited to the extent necessary to comply with applicable Law.
(vi)If any of the provisions of Section 5.11 of this Agreement will otherwise contravene or be determined to be invalid or unenforceable under the Laws of any state, country, or other jurisdiction in which this Agreement may be applicable, valid, and enforceable but for such contravention or invalidity or unenforceability, then (A) such contravention or invalidity or unenforceability (A) will not invalidate or otherwise affect the enforceability of all of the provisions of Section 5.11 of this Agreement, but rather (B) Section 5.11 of this Agreement (or the remaining provisions hereof, as applicable) will be construed, insofar as the Laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the Laws of that state or jurisdiction, and (B) the rights and obligations created hereby will be construed and enforced to the maximum extent permitted under applicable Law.
ARTICLE 6
INDEMNITY
Section 6.1    Survival of Representations, Warranties, Indemnities, and Covenants.
(a)Subject to Section 6.1(c), the representations, warranties, and indemnities set forth in this Agreement will survive for a period of three (3) years following the Closing Date (the “Survival Period”). All post-Closing covenants will survive the Closing for the period(s) specified in this Agreement or, if not specified, for the Survival Period. The rights of the Indemnified Parties (as defined in Section 6.4 below) to assert a claim under this Article 6 will survive the Closing Date until the expiration of the Survival Period, except with respect to Liability for any item as to which, before the expiration of the Survival Period, an Indemnified Party has asserted a claim in writing as required pursuant to the provisions of this Article 6, in which event the Liability on the part of the Indemnifying Parties for such claim will continue until such claim has been finally settled, decided, or adjudicated.
(b)If a Party (the Sellers, on the one hand, and Buyer, on the other hand, each being considered one Party for purposes of this Section 6.1) has received written notice of a potential Breach of a representation, covenant, or warranty by the other Party, or the occurrence of an otherwise potentially-indemnifiable event in favor of the other Party, under this Agreement within the applicable period under this Section 6.1, such Party will give timely, complete, and accurate written notice of such Breach or other potentially indemnifiable event to the other Party.
(c)Notwithstanding Section 6.1(a) and Section 6.1(b):
(i)The indemnity obligations of a Party for any Special Matter will survive until sixty (60) days following the expiration of all applicable statutes of limitation or statutes of repose; and

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(ii)As to any Proceeding pending against a Party as of the Closing Date, such Party’s indemnity obligation will continue through the final disposition of such Proceeding, either by settlement or by a final, non-appealable judgment issued by a court of competent jurisdiction.
Section 6.2    Indemnity Provisions for the Benefit of Buyer Indemnified Parties. To the extent permitted by applicable Law, the Sellers each agree, from and after the Closing, jointly and severally to indemnify, defend, and hold the Buyer Indemnified Parties harmless from and against any Adverse Consequences that any of the Buyer Indemnified Parties may suffer or incur resulting from, arising out of, relating to, or caused by: (i) the Breach of any Seller’s representations or warranties herein; (ii) the Breach of any Seller’s other obligations or covenants contained herein; or (iii) the operation of the Insurance Business or ownership of the Acquired Assets by any Seller before the Closing Date, including, without limitation, (A) any Proceedings based on conduct of any Seller occurring before the Closing or (B) any Retained Liabilities (including any Employee/Owner-Related Liabilities and any Liabilities arising from the administration or funding of any Employee Benefits Plan sponsored or contributed to before the Closing by any Seller).
Section 6.3    Indemnity Provisions for the Benefit of Seller Indemnified Parties. To the extent permitted by applicable Law, Buyer will indemnify, defend, and hold the Seller Indemnified Parties harmless from and against any Adverse Consequences that any of the Seller Indemnified Parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the Breach of any of Buyer’s representations or warranties herein, (b) the Breach of any of Buyer’s other obligations or covenants contained herein, or (c) the operation or ownership of the Acquired Assets by Buyer on or after the Closing Date (other than the Retained Liabilities), including, without limitation, (i) any Proceedings based on conduct of Buyer occurring after the Closing or (ii) any Assumed Liabilities.
Section 6.4    Matters Involving Third Parties.
(a)If any Third Party will notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnity against the other Party (the “Indemnifying Party”) under this Article 6 (the Sellers, on the one hand, and Buyer, on the other hand, each being considered one Party for purposes of this Section 6.4), then the Indemnified Party will promptly notify (which the Indemnified Party will endeavor to provide, by the sooner to occur of (i) fifteen (15) Business Days after receipt of notice by it or (ii) five (5) Business Days before the date a responsive pleading is due) the Indemnifying Party (or, if applicable, the appropriate tail Carrier) thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party (or, if applicable, the Indemnifying Party’s appropriate tail Carrier) will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) that the Indemnifying Party thereby is prejudiced by such delay.
(b)The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Third Party Claim involves only money damages and does not seek by way of a motion an injunction or other equitable relief; (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided, however, such assumption of the defense will not constitute a waiver of any argument relating to the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to, or of any applicable condition or limitation applicable to such indemnification under, this Article 6.
(c)So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

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(d)If any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no more frequently than monthly) for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6, subject to the conditions and limitations under this Article 6.
Section 6.5    Limitations on Indemnity Undertaking.
(a)Notwithstanding anything contained in this Agreement to the contrary, (a) no Indemnifying Party will be liable for any amounts for which Indemnified Parties are otherwise entitled to indemnity for any Breach of a Party’s representations or warranties pursuant to Section 6.2(i) or Section 6.3(a), as applicable, until the aggregate amount for which Indemnified Parties are entitled to indemnity under all such claims for indemnity under Section 6.2(i) or Section 6.3(a), respectively, exceeds (i) $3,500,000 during the first twenty-four (24) months of the Survival Period and (ii) $7,000,000 during final twelve (12) months of the Survival Period (the “Basket”) (which Basket will be a true Basket and shall not revert back to dollar one), and (b) the Indemnifying Party will not be required to make indemnity payments pursuant to Section 6.2(i) or Section 6.3(a) to the extent such indemnity payments would exceed $50,000,000 in the aggregate (the “Cap”). Notwithstanding the foregoing, neither the Cap nor the Basket will limit an Indemnifying Party’s Liability in respect of any claim under this Article 6 to the extent that such claim arises from or in connection with (x) any Special Matter, (y) any Breach by Buyer of its obligations to pay any portion of the Purchase Price when due, or any Breach by any Seller of such Seller’s obligations under Section 5.11; provided, Sellers will not be required to indemnify Buyer Indemnified Parties in respect of any Adverse Consequences for which indemnity is claimed under Section 6.2 to the extent the aggregate of all Adverse Consequences in excess of the Basket exceed an amount equal to the Purchase Price (the “Super Cap”); provided, further that the Super Cap will not apply to Adverse Consequences claimed under clause (a) of the definition of “Special Matters.”
(b)In no event will the Buyer Indemnified Parties or Seller Indemnified Parties be entitled to recover or make a claim for any amounts in respect of any (i) indirect or consequential damages, (ii) damages based on diminution of value, enterprise value, or any multiple or similar valuation theories, or (iii) punitive or exemplary damages, in each case except to the extent awarded to a third party. In addition, in no event will the Buyer Indemnified Parties be entitled to recover for any Adverse Consequences that are its own general and administrative time or other overhead expenses. Attorneys’ fees and disbursements of a Buyer Indemnified Party or Seller Indemnified Party shall constitute Adverse Consequences for purposes of this Article 6 if they are reasonable.
(c)The calculation of any Adverse Consequence subject to indemnification under this Article 6 will reflect: (i) the amount of any net tax benefit or net tax cost actually recognized or incurred (after taking into account any correlative adjustments) by the Indemnified Party for income Tax purposes (by reduction in Tax paid in the year of the loss or in any prior Tax year to which such Adverse Consequence is actually carried back); and (ii) the amount of any insurance proceeds that are or may be received by the Indemnified Party in respect of such Adverse Consequence (net of (i) the cost and expense of pursuing such proceeds, (ii) the deductible associated with any insurance recovery and (iii) the amount of reasonably anticipated premium increases resulting from such recovery). An Indemnified Party will use commercially reasonable efforts to pursue any available coverage under any available insurance policies maintained by such Indemnified Party. If an Indemnified Party receives any amounts under applicable insurance policies subsequent to its receipt of an indemnification payment by the Indemnifying Party, then such Indemnified Party will, without duplication, promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party up to the amount received by the Indemnified Party. Additionally, in the event an Indemnifying Party makes any payment to any Indemnified Party for indemnification for which the Indemnified Party could have collected on a claim against a third party (including under any contract or insurance claims), such Indemnifying Party will be entitled to pursue claims and conduct litigation on behalf of such Indemnified Party and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnified

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Party thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnified Party. Except with the prior written consent of the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from a third party any Adverse Consequence subject to indemnification hereunder, and the Indemnifying Party will, and will cause its Affiliates to, cooperate with the Indemnifying Party with respect to any such effort to pursue and collect with respect thereto.
(d)Each Buyer Indemnified Party or Seller Indemnified Party, as applicable, will use commercially reasonable efforts to mitigate all Adverse Consequences after becoming aware of any event which would reasonably be expected to give rise to any Adverse Consequences that are indemnifiable or recoverable hereunder or in connection herewith, it being understood that the reasonable costs of any such mitigation will constitute Adverse Consequences. Each Buyer Indemnified Party or Seller Indemnified Party, as applicable, will use commercially reasonable efforts to address any Adverse Consequences that may provide a basis for an indemnifiable claim such that each such Buyer Indemnified Party or Seller Indemnified Party, as applicable, will respond to any Adverse Consequences in the same manner it would respond to such Adverse Consequences in the absence of the indemnification provisions of this Agreement.
(e)From and after the Closing, the remedies provided by this Article 6 will, subject to the limitations set forth herein and therein, be the sole and exclusive remedies of Buyer Indemnified Parties and the Seller Indemnified Parties for the recovery of monetary Adverse Consequences resulting from, relating to or arising out of this Agreement (save in the case of common Law fraud on the part of a party with respect to the representations and warranties of such party set forth herein) or in any agreement, document or certificate furnished by Sellers, Buyer, or Parent pursuant to this Agreement. No current or former member, stockholder, manager, director, officer, employee, Affiliate or advisor of any Seller, Buyer, or Parent shall have any Liability of any nature to any Buyer Indemnified Party or Seller Indemnified Party, as applicable, with respect to any matter arising under or related to this Agreement or the Contemplated Transactions. Without limiting the generality of this Section 6.5(e), each of the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waive any statutory, equitable, or common Law rights or remedies that otherwise may be asserted by such party (save in the case of common Law fraud on the part of a party with respect to the representations and warranties of such party set forth herein). For purposes of clarity, this Section 6.5(e) will not limit the availability of non-monetary equitable or injunctive relief as contemplated in Section 10.10(b) below.
Section 6.6    Disputes. In the event of any dispute regarding any obligation to indemnify any Adverse Consequences resulting from a claim (whether a Third Party Claim or other claim), the Indemnified Party and the Indemnifying Party shall attempt to resolve in good faith such dispute within 30 days after the Indemnifying Party delivers written notice to the Indemnified Party of such dispute. If such dispute is not so resolved within such 30-day period, then either Party may initiate a Proceeding with respect to the subject matter of such dispute in accordance with, and subject to Section 10.9.
ARTICLE 7
PRE-CLOSING COVENANTS
Section 7.1    Access to Information. From the date hereof and continuing through the Closing Date, each Seller agrees that (except as expressly contemplated or permitted by this Agreement), upon reasonable notice from Buyer, to afford to the officers, employees, accountants, counsel, and other authorized Representatives of Buyer reasonable access, during the period before the Closing Date, to all of the properties, books, Contracts, commitments, Records, and senior management of each Seller included in the Acquired Assets. Unless otherwise required by applicable Law, Buyer will hold any such information that is nonpublic in confidence, will not use such information in its business if the Acquisition does not close, and will return such information if the Acquisition does not close.
Section 7.2    Operations of Seller. From the date of this Agreement through the Closing Date, Sellers agree that (except as expressly contemplated or permitted by this Agreement) they will conduct the Insurance Business as follows:
(a)Ordinary Course. The Sellers will carry on the Insurance Business in the Ordinary Course of Business, in substantially the same manner as conducted before the date of this Agreement and will use Best Efforts

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to preserve intact each Seller’s present business organization, keep available the services of each Seller’s present officers and employees, and preserve each Seller’s relationships with Clients and others having business dealings with Sellers to the end that the goodwill of Sellers and the Insurance Business will not be impaired in any material respect at the Closing Date.
(b)No Dispositions. Other than (i) as may be required by applicable Law to consummate the Contemplated Transactions, or (ii) sales or provision of services in the Ordinary Course of Business consistent with prior practice of such Seller, no Seller will sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of its assets that are material to any Seller or the Insurance Business, either individually or in the aggregate.
(c)No Acquisitions. No Seller will acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interests in or substantial portion of the assets of, or by any manner, any business or any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets not in the Ordinary Course of Business.
(d)No Equity Issuances. No Seller will issue any additional equity securities or other financial interests in any Seller, or any options, warrants, or rights to acquire any equity securities or other financial interests in any Seller.
(e)Indebtedness and Leases. No Seller will incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, warrants, or rights to acquire any of its debt securities, or guarantee any debt securities of others other than, in each case, in the Ordinary Course of Business consistent with prior practice. In any event, no Seller will grant, permit, or suffer any Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets. No Seller will enter into any material Leases.
Section 7.3    Other Actions. No Seller will take any action that would, or would be reasonably likely to, result in any of their representations and warranties set forth in this Agreement being untrue, or in any of the conditions set forth in Article 8 not being satisfied.
Section 7.4    Advise of Changes. The Sellers will confer on a regular and frequent basis with Buyer, report on operational matters, and promptly advise Buyer of any change or event having or which, insofar as can reasonably be foreseen, would reasonably be expected to have, a Material Adverse Change to any Seller, the Acquired Assets, or the Insurance Business.
Section 7.5    Required Approvals.
(a)As promptly as practicable after the date of this Agreement, the Sellers will give all notices, make all filings, and obtain all Consents, authorizations, permits and approvals required by Law to be made or obtained by it with or from a Third Party or Governmental Body in order to consummate the Acquisition and the Contemplated Transactions. The Sellers also will cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Law, will be required to make in connection with the Acquisition and the Contemplated Transactions. The Sellers will also use their Best Efforts in obtaining all Required Consents; provided that the Parties agree that no Consent required in connection with the assignment of a Seller Contract will be a Required Consent.
(b)As soon as reasonably practicable after the date hereof, the Parties shall file the Notification and Report Forms and related materials that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and any other filings required under applicable antitrust or merger control Laws (the “HSR Filings”) and shall provide to any Governmental Body whose consent, authorization, order or approval is required in connection with the Acquisition and the Contemplated Transactions any additional information required under any applicable antitrust or merger control Laws or otherwise properly requested. Fees for the HSR Filings shall be borne 50% by Sellers and 50% by Buyer; provided, however, that each Party shall bear its own legal fees and any other costs or fees incurred in the preparation of the

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HSR Filings and responses in respect of such HSR Filings. The Parties shall use their Best Efforts to obtain an early termination of the applicable waiting period under the Hart-Scott-Rodino Act.
(c)Subject to any applicable Law, the Parties and their respective counsel shall: (i) to the extent practicable, each consult the other on any filing made with, or written materials to be submitted to, any Governmental Body in connection with the Acquisition and the Contemplated Transactions; (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, any Governmental Body in connection with the Contemplated Transactions; (iii) consult with the other Party and consider in good faith the views of the other Party prior to entering into any agreement with any Governmental Body with respect to the Acquisition and the Contemplated Transactions; and (iv) promptly inform each other of all correspondence, filings and written communications between them or their subsidiaries or Affiliates, on the one hand, and any Governmental Body or its respective staff, on the other hand, with respect to the Acquisition and the Contemplated Transactions. The Parties shall, to the extent practicable, provide each other and their respective counsel with advance notice of and the opportunity to participate in any in-person discussion or meeting with any Governmental Body in respect of any filing, investigation or other inquiry in connection with the Acquisition and the Contemplated Transactions and to participate in the preparation for such discussion or meeting, subject to any restrictions on such participation by any applicable Governmental Body.
(d)Notwithstanding the foregoing, nothing in this Section 7.5 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Parent of the Acquisition or the Contemplated Transactions; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
ARTICLE 8
CONDITIONS
Section 8.1    Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the Contemplated Transactions will be subject to the satisfaction before or on the Closing Date of the following conditions:
(a)Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body, the failure to obtain which would reasonably be expected to cause a Material Adverse Change to the Insurance Business or the Acquired Assets, after the Closing, will have been filed, occurred, or been obtained.
(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions will be in effect.
Section 8.2    Conditions to Buyer’s and Parent’s Obligation to Close. The obligation of Buyer or Parent to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s reasonable discretion, of each of the following conditions at or before the Closing:
(a)The representations and warranties of the Sellers contained in this Agreement that are qualified by materiality will be true and correct and the representations and warranties of the Sellers that are not so qualified will be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct as of such earlier date);
(b)The Sellers will have performed and complied in all material respects with its agreements contained in this Agreement, except to the extent that such covenants are qualified by the term “material,” or contain

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terms such as “Material Adverse Change,” in which case the Sellers will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(c)Since the date of this Agreement, there will not have occurred and be continuing any Material Adverse Change in the Acquired Assets or the Insurance Business;
(d)Each Seller will have delivered each of the agreements, certificates, instruments, and other documents that each is obligated to deliver pursuant to Section 2.2 and such documentation will be in full force and effect; and
(e)All Encumbrances (other than Permitted Encumbrances) on the Acquired Assets will have been satisfied and released before Closing (or will be satisfied and released upon Buyer’s payment of the Secured Debt Amount).
Section 8.3    Conditions to the Sellers’ Obligation to Close. The obligation of the Sellers to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the Sellers’ sole discretion, of each of the following conditions at or before the Closing:
(a)The representations and warranties of Buyer and Parent contained in this Agreement that are qualified by materiality will be true and correct and the representations and warranties of Buyer and Parent that are not so qualified will be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct as of such earlier date);
(b)Buyer and Parent will have performed and complied in all material respects with each of their agreements contained in this Agreement, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case Buyer and Parent will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(c)Buyer will have paid the amounts required to be paid at the Closing pursuant to Section 2.3;
(d)Buyer and/or Parent will have delivered each of the agreements, certificates, instruments, and other documents that they are obligated to deliver pursuant to Section 2.3 and such documentation so delivered will be in full force and effect; and
(e)The shareholders or members, as applicable, of each Seller will have approved this Agreement, the Transaction Documents, and the Contemplated Transactions.
Section 8.4    Closing Date. Upon satisfaction of all the conditions set forth in this Article 8, the Contemplated Transactions shall be deemed closed and the Closing shall be deemed to have occurred. The date of the Closing is referred to in this Agreement as the “Closing Date.”
ARTICLE 9
TERMINATION AND AMENDMENT
Section 9.1    Termination. This Agreement may be terminated at any time before the Closing Date:
(a)By mutual written consent of the Parties hereto;
(b)By Buyer, if there has been a violation or breach by the Sellers of any covenant, agreement, representation, or warranty contained in this Agreement which would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.1 or Section 8.2, and such violation or breach has not

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been cured by the Sellers within 10 days after written notice thereof from Buyer or by its nature or timing cannot be cured during such period;
(c)By Sellers’ Representative; if there has been a violation or breach by Buyer or Parent of any covenant, agreement, representation or warranty contained in this Agreement which would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.1 or Section 8.3, and such violation or breach has not been cured by Buyer or Parent within 10 days after written notice thereof by Sellers’ Representative or by its nature or timing cannot be cured during such period;
(d)By either Buyer or Sellers’ Representative, if any Governmental Body that must grant a Governmental Authorization has denied approval of the Contemplated Transactions and such denial has become final and nonappealable or any Governmental Body shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Contemplated Transactions; provided that neither Buyer nor Sellers’ Representative will be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such Person’s knowing or willful breach of this Agreement has resulted in the failure to obtain a required Governmental Authorization; or
(e)By either Buyer or Sellers’ Representative, if the Contemplated Transactions have not been consummated by 5:00 p.m., Minneapolis, Minnesota time on January 1, 2019; provided that neither Buyer nor Sellers’ Representative will be entitled to terminate this Agreement pursuant to this Section 9.1(e) if such Person’s knowing or willful breach of this Agreement has prevented the consummation of the Contemplated Transactions.
Section 9.2    Reverse Termination Fee. If the Contemplated Transactions have not been consummated by 5:00 p.m., Minneapolis, Minnesota time on January 1, 2019, based on failure of Buyer to close the Contemplated Transactions despite all conditions to Closing set forth in Section 8.1 and Section 8.2 being satisfied, Buyer shall pay to Sellers’ Representative a reverse termination fee of $35,000,000.
Section 9.3    Effects of Termination. In the event of a termination of this Agreement by any Party as provided in Section 9.1, this Agreement will forthwith become void and there will be no Liability or obligation on the part any Party or any of their respective Affiliates, except to the extent that such termination results from the Breach by a Party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement. Nothing in this Article 9 will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.
Section 9.4    Extension; Waiver. At any time before the Closing Date, the Parties may (a) extend the time for the performance of any of their obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party.
ARTICLE 10
MISCELLANEOUS
Section 10.1    Notices. All notices, Consents, waivers, and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers, or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other Parties). The Parties acknowledge that the telephone numbers set forth below are for convenience purposes only and telephonic notice alone will not constitute valid notice under this Agreement:

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Buyer:
BBHG, Inc.
c/o Brown & Brown, Inc.
220 S. Ridgewood Avenue
Daytona Beach, FL 32114
Attention: Robert W. Lloyd, General Counsel
Telephone No.: (386) 239-5752
Facsimile No.: (386) 239-7293
E-mail Address: rlloyd@bbins.com

Sellers: (before the Closing)
The Hays Group, Inc.
IDS Center, Suite 700
80 South 8th Street
Minneapolis, MN 55402
Attention: Stephen Lerum
Telephone No.:  (612) 373-7273
Facsimile No.: (612) 313-1673
E-mail Address:  slerum@hayscompanies.com

With a mandatory copy to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: John Houston and Zachary Olson
Telephone No.: (612) 492-7392
Facsimile No.: (612) 492-7077
E-mail Address: jhouston@fredlaw.com; zolson@fredlaw.com

Sellers’ Representative (after the Closing):
Sellers’ Representative
IDS Center, Suite 700
80 South 8th Street
Minneapolis, MN 55402
Attention: Stephen Lerum
Telephone No.: (612) 373-7273
Facsimile No.: (612) 313-1673
E-mail Address: slerum@hayscompanies.com

With a mandatory copy to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: John Houston and Zachary Olson
Telephone No.: (612) 492-7392
Facsimile No.: (612) 492-7077
E-mail Address: jhouston@fredlaw.com; zolson@fredlaw.com

Section 10.2    Counterparts. The Parties may execute any Transaction Document in any number of duplicate originals, each of which constitutes an original, and all of which, collectively, constitute only one (1) agreement or document (as the case may be), it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart signature page by facsimile or e-mail transmission is as effective as executing and delivering such Transaction Document in the presence of the other Parties to such Transaction Document. Any Party delivering an executed counterpart of any Transaction Document by facsimile or e-mail transmission will also deliver an executed original counterpart of such Transaction Document, but the failure to do so does not affect the validity, enforceability, or binding effect of such Transaction Document. Each Transaction Document is effective upon delivery of one (1) executed counterpart from each Party to the other Parties. In proving any Transaction Document, a Party must produce or account only for the executed counterpart of the other Parties to such Transaction Document.
Section 10.3    Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any term sheet, letter of intent, and any confidentiality or non-disclosure agreement between Buyer and Sellers) and constitutes (along with the Schedules, Exhibits, and other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

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Section 10.4    Waiver of Jury Trial. Each Party, to the extent permitted by APPLICABLE LAW, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any proceeding arising out of or relating to this Agreement, the OTHER Transaction DOCUMENTS, the CONTEMPLATED TRANSACTIONS, and any other CONTRACTS or transactions between the Parties, whether occurring before or after the date of this Agreement. This waiver applies to any proceeding, whether sounding in contract, tort, or otherwise.
Section 10.5    Assignment and Successors; No Third Party Rights. Unless otherwise set forth in a Transaction Document, no Party may assign any of its rights or delegate any of its obligations under such Transaction Document without the prior written consent of the other Parties, except that Buyer may assign any of its rights and delegate any of its obligations under any Transaction Document to any Affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, the Transaction Documents will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the Parties. Nothing expressed or referred to in the Transaction Documents will be construed to give any Person other than the parties to a Transaction Document any legal or equitable right, remedy, or claim under or with respect to such Transaction Document or any provision of such Transaction Document, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.5.
Section 10.6    Headings. All paragraph headings herein are inserted for convenience of reference only and will not modify or affect the construction or interpretation of any provision of this Agreement.
Section 10.7    Severability. If any provision, covenant, section, subsection, paragraph, or any portion thereof, of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, or unenforceable, either in whole or in part, the legality, validity, or enforceability of the remaining provisions, covenants, sections, subsections, paragraphs, or portions thereof will not be affected thereby, and each such provision, covenant, section, subsection, paragraph, or any portion thereof, will remain valid and enforceable to the fullest extent permitted by applicable Law.
Section 10.8    Governing Law; Dispute Resolution.
(a)All matters arising under or relating to this Agreement, the other Transaction Documents (except as otherwise set forth therein), and the Contemplated Transactions will be governed by and construed and enforced in accordance with the Law of the State of Florida, without giving effect to its conflicts of law principles.
(b)Any judicial proceeding brought with respect to this Agreement must be brought in a federal or state court of competent jurisdiction located in Hennepin County, in the State of Minnesota, and, by execution and delivery of this Agreement, each party (i) accepts and consents to, generally and unconditionally, the jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the other Transaction Documents, and the Contemplated Transactions, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Service of process, summons, notice or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action or other proceeding relating to this Agreement, the other Transaction Documents, and the Contemplated Transactions.
Section 10.9    Amendment; Waiver. This Agreement may not be amended, or any provision waived, except by an instrument in writing signed on behalf of each of the Parties.
Section 10.10    Remedies.
(a)Remedies Cumulative. Except as otherwise expressly provided in this Agreement, any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by any Laws. Except as otherwise expressly provided in this Agreement, all such rights and remedies will be cumulative and non-exclusive, and may be exercised singularly or concurrently.

FINAL EXECUTION VERSION

(b)Equitable Relief. The parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other parties. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order, and/or injunction. The rights to such equitable remedies are in addition to all other rights or remedies that a party may have under this Agreement or under applicable Law.
Section 10.11    No Other Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, OTHER THAN THE REPRESENTATIONS MADE IN Article 3, NO SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ANY SELLER, THE ACQUIRED ASSETS, THE INSURANCE BUSINESS, OR THE CONTEMPLATED TRANSACTIONS, AND SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN Article 3 BUYER WILL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN AN “AS-IS” CONDITION AND ON A “WHERE-IS” BASIS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, OTHER THAN THE REPRESENTATIONS MADE IN Article 4, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER OR THE CONTEMPLATED TRANSACTIONS, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
Section 10.12    Sellers’ Representative. Each Seller hereby irrevocably appoints the Sellers’ Representative as such Seller’s sole and exclusive agent and attorney-in-fact for such Seller, for and on behalf of such Seller, with full power and authority to represent such Seller, such Seller’s successors and assigns, with full power of substitution in the premises, with respect to all matters arising under this Agreement and the Transaction Documents and to receive all sums payable to such Seller, and all actions taken by the Sellers’ Representative under this Agreement or any of the Transaction Documents will be binding upon such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by such Seller. The authority conferred under this Agreement will be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by any Seller, or by operation of law, whether by the death or incapacity of any Seller, the termination of any trust or estate, or the occurrence of any other event. If any Seller should die or become incapacitated, or if any other similar event should occur, any action taken by the Sellers’ Representative will be as valid as if such death, incapacity, termination or other event had not occurred, regardless of whether or not the Sellers’ Representative had received notice of such death, incapacity, termination or other event. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any claim made under Article 6 of this Agreement or under the Transaction Documents, to negotiate and compromise any dispute that may arise under this Agreement or the Transaction Documents and to sign any releases or other documents with respect to any such dispute. Each Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers’ Representative signs on behalf of such Seller for which the Sellers’ Representative had authority. In performing any of its duties under this Agreement or upon the claimed failure to perform its duties under this Agreement, the Sellers’ Representative will not be liable to any Seller for any Adverse Consequences that any Seller may incur as a result of any good faith act or any inadvertent omissions by the Sellers’ Representative under this Agreement (in the absence of any willful misconduct and/or gross negligence by the Sellers’ Representative), and the Sellers’ Representative will be indemnified and held harmless by the Sellers for all Adverse Consequences.
Section 10.13    Attorney-Client Privilege.
(a)Privileged Materials Excluded from Sale of Assets. Except as provided in Section 10.13(e) below, the Acquired Assets exclude, and the Sellers shall retain: (i) all attorney-client privileges and work-product protections of the Sellers or associated with the Insurance Business as a result of legal counsel representing the Sellers or the Insurance Business, including in connection with the Contemplated Transactions; (ii) all documents or information subject to such attorney-client privilege or work-product protection; and (iii) all expectations of, and rights to enforce any duties of, confidentiality with respect to such documents or information. Such documents and information are excluded from the Acquired Assets even if copies of such documents are contained or stored in file cabinets, computers, servers, or other storage media that is otherwise included in the Acquired Assets.

FINAL EXECUTION VERSION

(b)Return of Information. The parties agree that any disclosure by the Sellers to Buyer of documents or information described in Section 10.13(a) above is unintentional and shall not waive any attorney-client privilege or attorney work-product protection with respect thereto. If Buyer discovers that it has received copies of any documents or information described in Section 10.13(a) above, then Buyer shall promptly (i) notify Sellers’ Representative, (ii) return or destroy (according to Sellers’ Representative’s request) all tangible copies thereof, and (iii) delete all electronic copies thereof (except that any electronic copies stored on inactive “back-up” tapes or other not readily accessible storage media need not be deleted unless and until Buyer otherwise retrieves and accesses such media).
(c)Assert Privilege Against Third Parties. If any Third Party seeks to obtain disclosure of documents or information described in Section 10.13(a) above, Buyer shall assert the attorney-client privilege on behalf of the Sellers to prevent disclosure of privileged materials to such third party, and such privilege may be waived only with the prior written consent of Sellers’ Representative.
(d)Common Interest. The parties acknowledge that, with respect to any Liability of the Sellers or the Insurance Business that is assumed by Buyer or to which Buyer or the Insurance Business becomes subject, Buyer and the Sellers have a commonality of interest vis-à-vis the Third Party to whom such assumed Liability is owed. Any disclosure by the Sellers to Buyer of documents or information related to such Liability that may be subject to attorney-client privileges and/or attorney work-product protections shall not constitute a waiver of such privileges and/or protections.
(e)Privileged Materials Regarding Assumed Liability. Notwithstanding Section 10.13(a) and Section 10.13(b) above, if (i) Buyer assumes a Liability of the Insurance Business owed to a Third Party, (ii) such assumed Liability is or becomes subject to a dispute with such Third Party, and (iii) Buyer does not have, or agrees not to assert, any indemnity claim against the Sellers with respect to such assumed Liability, then the Acquired Assets shall include any attorney-client privileges and attorney work-product protections specifically related to such assumed Liability and any documents and information related thereto. After the Closing, Buyer shall control the assertion or waiver of such privileges and protections and shall not be obligated to return or destroy such documents or information.
ARTICLE 11
DEFINITIONS AND USAGE
Section 11.1    Definitions.
(a)For purposes of this Agreement, the following terms and variations thereof have the following meanings:
“401(k) Plan”-the “Hays Companies 401(k) Profit Sharing Plan.”
“Accounts Receivable”-(a) all trade accounts receivable and other rights to payment from Clients and the full benefit of all security for such Client Accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to Clients; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claim, remedy, or other right related to any of the foregoing.
“Adverse Consequences”-all charges, complaints, actions, suits, Proceedings, hearings, investigations, claims, demands, judgments, Orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances (other than Permitted Encumbrances), losses, expenses, and fees, including all reasonable attorneys’ fees and court costs.
“Affiliate”-with respect to a particular Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such particular Person.
“Assumed Liabilities”-collectively, (a) the ongoing obligation to service the Total Book of Business on and after the Closing Date, (b) those Liabilities arising on or after the Closing Date under the Assumed Seller Contracts assumed by Buyer under this Agreement, other than those Liabilities arising in connection with a Pre-Closing Breach, (c) those

FINAL EXECUTION VERSION

Liabilities arising on or after the Closing Date associated with the Acquired Assets, other than those Liabilities arising in connection with a Pre-Closing Breach, and (d) the Liabilities associated with the Assumed PTO Liability Amount.
“Best Efforts”-the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that could reasonably be expected to cause a Material Adverse Change in the benefits to such Person of this Agreement and the Contemplated Transactions, or to dispose of any material assets or make any material change to its business, expend any material funds, incur any other material burden, or undertake any commercially unreasonable actions.
“Bill of Sale”-a mutually agreeable Bill of Sale and Assignment of Contract Rights and Assumption of Liabilities.
“Breach”-any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.
“Bulk Sales Laws”-the bulk-transfer provisions of the Uniform Commercial Code (or any similar Law).
“Business Day”-any day other than (a) Saturday or Sunday or (b) any other day on which banks in the State of Florida are permitted or required to be closed.
“Buyer Indemnified Parties”-Buyer; Parent; the Affiliates of Buyer and/or Parent; and the respective officers, directors, managers, agents, employees, successors, and permitted assigns of Buyer, Parent, and/or their Affiliates.
“Buyer’s Documents”-this Agreement and the other Transaction Documents required to be delivered by Buyer and/or Parent in connection with the Contemplated Transactions.
“Buyer’s/Parent’s Closing Certificate”-a Buyer’s/Parent’s Closing Certificate, representing and warranting to the Sellers that: (a) each of Buyer’s and Parent’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by Buyer and Parent to the Sellers on or before the Closing Date), unless given as of a specific date and then such representations and warranties are accurate in all material respects as of such date; and (b) each of Buyer and Parent has performed in all material respects all of the obligations to be performed by Buyer or Parent under this Agreement on or before the Closing Date.
“Calculated Purchase Price Amount”-the mathematical result of the Purchase Price formula set forth in Section 1.4(a).
“Carrier”-any insurance company, surety, benefit plan, insurance pool, risk retention group, risk purchasing group, reinsurer, Lloyd’s of London syndicate, ancillary employee benefit carrier, state fund or pool, or other risk assuming entity or association in which any insurance, reinsurance, or bond has been placed or obtained.
“Client”-any Person to whom any Insurance Products or Services have been provided by an applicable Person.
“Client Account”-collectively, (a) the right to payment of a monetary obligation, whether or not earned by performance, for the provision of any Insurance Products or Services to any Client, and (b) the goodwill and business relationship with such Client relating to the provision of any Insurance Products or Services to such Client.
“Client Credit Balances Amount”-the aggregate amount of credit balances on Sellers’ balance sheet(s) as of the Closing Date, as set forth on Schedule 11.1-CC, that are to be remitted to the appropriate Current Accounts or applied to future premiums owed by the appropriate Current Accounts.
“Closing”-the consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities.

FINAL EXECUTION VERSION

“Closing Statement”-a mutually agreeable Closing Statement, setting forth the payment and/or the allocation of the Closing Payment Amount at Closing.
“Closing Transaction Expenses”- all fees and expenses payable by the Sellers or any of their respective Affiliates relating to the Contemplated Transactions or the other Transaction Documents, including any tax, accounting, legal, financial, and other advisory and consulting fees.
“COBRA”-the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
“Code”-the Internal Revenue Code of 1986, as amended, or any successor statute, and any rules or regulations promulgated thereunder.
“Commissions”-(a) commission revenues, including Overrides (if any), plus (b) fees (other than Service Fees) in addition to or in lieu of commissions, provided such fees are disclosed and otherwise permissible in accordance with applicable Law, plus (c) premium financing commissions, provided such fees are billed and received in accordance with applicable Law, in each case net of any Commissions or referral fees paid to any Third Party producing or referring agent or broker. Commissions do not include Contingent Revenues.
“Confidential Information”-any and all of the following information that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation or inspection (provided, that the Recipient is informed in writing by the Disclosing Party of the confidential nature of any such information that is not in writing) by Buyer, Parent, or their Representatives (collectively, a “Disclosing Party”) to another Person or its Representatives (collectively, a “Recipient”):
(a)    Trade secrets concerning the business and affairs of Disclosing Party (which includes the materials disclosed to Recipient prior to Closing pursuant to any confidentiality or non-disclosure agreement among the Parties), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under applicable trade secret Law; and
(b)    information concerning the business and affairs of Disclosing Party (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials), however documented, or is otherwise obtained from review of Disclosing Party’s documents or property or discussions with Disclosing Party’s Representatives or by Recipient’s Representatives (including current or prospective financing sources) or Representatives of Recipient’s Representatives irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries and other material prepared by Recipient or Recipient’s Representatives containing or based, in whole or in part, upon any information included in the foregoing.

Notwithstanding anything to the contrary in the foregoing, “Confidential Information” does not include information that the Recipient can show (i) was in the public domain at the time of disclosure, (ii) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (iii) is disclosed to the Recipient by a Third Party not under an obligation of confidence, or (iv) is already known by the Recipient at the time of its disclosure as evidenced by written documentation of the Recipient existing prior to such disclosure.

“Consent”-any approval, consent, ratification, waiver, or other authorization.
“Contemplated Transactions”-all of the transactions contemplated by this Agreement and the other Transaction Documents.

FINAL EXECUTION VERSION

“Contingent Revenues”-
(a)Contingent Revenues means all contingent, bonus, profit-sharing, subsidies, GSCs, and similar incentive-based revenues.
(b)Contingent Revenues exclude:
(i)any specific percentage commission on premium to be paid by a Carrier set at the time of purchase, renewal, placement or servicing of an insurance policy, other than GSCs;
(ii)any specific fee, to the extent legally permissible, to be paid by the Client Account in addition to or in lieu of such specific percentage commission;
(iii)a combination of such commissions and fees; and
(iv)Overrides.
“Contract”-any agreement, contract, Lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
“Core Revenue”- all Commissions and Service Fees earned from the Total Book of Business of the Earn-Out Locations, including Contingent Revenues (subject to the limitations set forth below).
(a)In calculating Core Revenue, Contingent Revenues will equal the Contingent Revenues received from the Total Book of Business of the Earn-Out Locations over the Earn-Out Period.
(b)Core Revenue excludes:
(i)Late fees charged to Clients;
(ii)First-year Commissions earned from any Individual Financial Products in excess of $750,000;
(iii)Any Commissions earned from any (A) Individual Financial Products written on the lives of any Key Owner, director, manager, officer, or key employee of a Seller, or any family member of any Key Owner, director, manager, or officer of a Seller; (B) individual life products sold to any such individuals or their respective estates; or (C) Insurance Products or Services placed or provided for a Seller or any Affiliate of a Seller;
(iv)Interest;
(v)Countersignature fees;
(vi)Commissions derived from any Insurance Product or Service written with any Sub-Rated Carrier or Ineligible Carrier, except and to the extent otherwise set forth in this Agreement;
(vii)Commissions accrued on Sellers’ or Buyer’s balance sheet and attributable to direct bill policies;
(viii)Any non-recurring revenue during the Earn-Out Period directly related to a change in Carrier or re-allocation of a book of business from one Carrier to another;
(ix)Any revenues recognized during the Earn-Out Period under GAAP to reflect any changes in the fair value of the “earn-out” or other contingent portions of the Purchase Price;
(x)Any benefits paid to Buyer under any Owner Life Policy purchased by Buyer;
(xi)Any purchase price or other consideration that Buyer receives from any sale or transfer of Client Accounts during the Earn-Out Period, except as otherwise provided in this Agreement; and
(xii)Revenues from any Retail Brokered Business, except for those relationships set out on Schedule 3.6(c) or unless otherwise mutually agreed upon by the Parties in writing.

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(c)Core Revenue shall include an annual credit of $300,000 for investment earnings for the New Profit Center.
(d)Core Revenue shall include amounts received from premium financing companies for placements of premium financing for Client Accounts.
(e)Core Revenue shall include any rent or other monies paid to Buyer as sublandlord under any sublease arrangement with any Third Party entered into or assumed by Buyer in connection with this Agreement such rent or other monies offsets an actual rental expense.
(f)Except with respect to Commissions or Services Fees generated from endorsements or audits, no more than twelve (12) months of Core Revenue generated from any one Client Account will be included in any twelve (12)-month period.
(g)If any Premiums/Fees Receivable are written off as bad debt (in accordance with the bad debt policy below), during the Earn-Out Period, any corresponding Commissions or Service Fees that were previously recognized as revenue during the Earn-Out Period, and not otherwise reduced (e.g., by cancellation credits), will be excluded dollar-for-dollar from Core Revenue; provided, however, that if such Premiums/Fees Receivable are later collected during the Earn-Out Period, any corresponding Commissions or Services Fees will be included in Core Revenue. No Commissions or Service Fees corresponding to Premiums/Fees Receivable that were written-off as uncollectible bad debt before the Closing Date and are later collected during the Earn-Out Period will be included in Core Revenue. The Parties acknowledge and agree that any Premiums/Fees Receivable for purposes of this Agreement shall be written off as bad debt after ninety (90) days.
(h)Billing and collection of Service Fees shall be consistent with past practice during the thirty-six (36) month period prior to the Closing Date and revenue shall be recognized in accordance with Section 1.5(e).
“Current Accounts”-the current, in-force Client Accounts of Sellers as of the Closing Date, i.e., any Client Accounts that have not canceled or non-renewed their Insurance Products or Services with Seller, and all renewals and expirations thereof.
“Disclosure Schedules”-the Disclosure Schedules delivered by the Sellers to Buyer concurrently with the Closing. Any disclosure in the Disclosure Schedules shall be deemed to constitute an exception to or otherwise modify the representations and warranties contained in the equivalently numbered section of Article 3 and each other section of this Agreement where such information is relevant on its face, regardless of whether such exception or modification is explicitly stated in this Agreement.
“EBITDA”-Operating Profit calculation with the following adjustments to Expenses remove charges to the New Profit Center for depreciation.
“Employee Benefit Plan”-any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
“Employee Pension Benefit Plan”-as defined in ERISA Section 3(2).
“Employee Welfare Benefit Plan”-as defined in ERISA Section 3(1).
“Employee/Owner-Related Liabilities”-(a) any Liability under the Employee Benefit Plans or relating to compensation, payroll, vacation, sick leave, PTO, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, deferred compensation plans, health care plans or benefits, or any other employee plans or benefits of any kind for any Seller’s employees or former employees or both (including, without limitation, any Liabilities arising under ERISA, the Code or the FLSA); (b) any Liability under any employment,

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severance, retention, or termination agreement with any employee of any Seller or any of their respective Affiliates; (c) any Liability arising out of or relating to any employee grievance arising with respect to (i) any Seller before the Closing Date or (ii) the termination of any employee’s employment with any Seller in connection with the Acquisition, including, without limitation, any purported violation by any Seller of any federal, state, or local labor or employment Law, whether or not the affected employees are hired by Buyer, or any failure-to-hire or similar claim against Buyer by any of any Seller’s employees not hired by Buyer; (d) any Liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss”, as defined in 29 U.S.C. § 2101(a)(6), caused by any action of any Seller before the Closing or by Buyer’s decision not to hire previous employees of any Seller; and (e) any Liability of any Seller to any Affiliate of any Seller or any Affiliate or family member of any Key Owner; (f) any Liability to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of any Seller; (g) any Liability to distribute to any Key Owner or otherwise apply all or any part of the consideration received hereunder; and (h) any Liability or Adverse Consequences arising, under, or resulting from, any dissenter’s rights exercised by any Key Owner.
“Encumbrance”-any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership, including any Leases for Tangible Personal Property.
“Environmental, Health, and Safety Laws”-the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; and the Occupational Safety and Health Act of 1970; each as amended, together with all other applicable Law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including applicable Law relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
“ERISA”-the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and any rules or regulations promulgated thereunder.
“Estimated Carrier Payables Amount”-the estimated aggregate amount, as set forth in Schedule 11.1-EC, of accounts payable due by Sellers to their Carriers after the Closing Date.
“Exchange Act” -the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
“Excluded Business”-the business of the Sellers and their Affiliates conducted with the Excluded Assets, including the business of The Hays Financial Group, LLC.
“Excluded Contracts”-(a) any Contract between any Seller and any Third Party concerning any merger, stock acquisition, or other consolidation or acquisition, by or involving any Seller with respect to any insurance intermediary, Client Accounts (books of business), or other assets (except for (i) any Seller’s ownership rights in such Client Accounts or assets and (ii) to the extent assignable, any confidentiality, non-solicitation, non-competition, or other restrictive covenants in favor of any Seller, arising under such Contracts, which ownership rights and restrictive covenants will be included within the Acquired Assets); (b) any Contract between any Seller and any current or prior employee of any Seller (except for any restrictive covenants in favor of any Seller, to the extent assignable by Seller, arising under such Contracts, which restrictive covenants will be included within the Acquired Assets); (c) any vehicle or equipment Leases; (d) any loan facilities or any Encumbrances related thereto of any Seller; and (e) any Contract listed on Schedule 1.2(j).
“Expenses”-For purposes of determining Operating Profit and the resulting Purchase Price:

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(a)Expenses means all expenses actually incurred by the New Profit Center in connection with the Earn-Out Locations, including:
(i)A total corporate overhead charge of seven percent (7.0%) of Core Revenue, which includes a charge for insurance;
(ii)A charge, consistent with the charge to Buyer’s other profit centers, for the first $10,000 of each new workers’ compensation claim (medical, indemnity and expense) opened on or after January 1, 2018, for any employee directly employed by the New Profit Center at an Earn-Out Location;
(iii)Charges for actual legal and other professional fees paid to Third-Party service providers and incurred by or on behalf of the New Profit Center with respect to Earn-Out Locations;
(iv)A charge for actual costs attributable to attendance at Buyer’s annual sales meeting (the “Annual Meeting Charge”) (which Annual Meeting Charge will be estimated in calculating the Pro Forma Operating Profit), provided, however, that during the first twelve (12) months following the Closing Date, the Annual Meeting Charge will be (i) excluded as an Expense for purposes of calculating Operating Profit and the resulting Purchase Price hereunder, but (ii) included as an operating expense of the New Profit Center for financial reporting and all other purposes;
(v)A charge for the full amount of any judgment or settlement (in the case of any errors and omissions (E&O) or employment practices liability (EPL) claim, up to a maximum of $100,000), and the full amount of all related legal fees, costs, and expenses (regardless of the type of claim), with respect to any claim arising on or after the Closing Date against the New Profit Center, net of any applicable insurance proceeds actually paid (Sellers will be liable for the full amount of any applicable deductibles, any judgment or settlement amount, and all related legal fees, costs, and expenses for any Proceeding pending as of, or any claim arising before, the Closing Date);
(vi)Charges for the total compensation expense (including direct compensation, group health plan and other employee benefit plan-related expenses, expense accruals for paid time off (PTO) for applicable employees, and all compensation-related Tax Liabilities) for all employees of the New Profit Center, provided that as to new hires whose direct compensation qualifies for subsidization under Buyer’s corporate assistance program, such subsidized direct compensation will not be included within Expenses. For the second twelve (12)-month period (“Year Two”) and third twelve (12)-month period (“Year Three”) of the Earn-Out Period, the direct compensation expense charge will include an increase of three and one-half percent (3.5%) of the total direct compensation expense of non-commissioned New Profit Center employees over the prior twelve (12)-month period (such increase, the “Salary Increase Pool”).  The Salary Increase Pool will be distributed in Year Two and Year Three as annual salary increases among the non-commissioned New Profit Center employees in such amounts as the New Profit Center Leader may determine in his or her discretion. Notwithstanding the foregoing, Buyer may elect in its sole discretion (1) to forego any such direct compensation increase for non-commissioned New Profit Center employees for Year Two and/or Year Three, or (2) to charge an increase of less than three and one-half percent (3.5%) for Year Two and/or Year Three;
(vii)A charge of $100,000 annually for audit fees associated with the New Profit Center;
(viii)Expenses will also include charges for depreciation of computers, furniture and other tangible personal property (i) acquired from Sellers or (ii) acquired by the New Profit Center on or after the Closing Date. Tangible Personal Property acquired (A) from Sellers will be depreciated on a straight-line method over three (3) years following the Closing Date, and (B) on or after the Closing Date will be depreciated in accordance with Buyer’s standard accounting methodology and practices; and
(ix)Expenses for optional marketing materials, programs, and services offered by Parent that the New Profit Center orders with respect to Earn-Out Locations or in which the New Profit Center elects to participate with respect to the Earn-Out Locations.

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(b)The following are excluded from “Expenses”:
(i)Buyer’s acquisition amortization expense;
(ii)Buyer’s income tax expense;
(iii)Interest expense;
(iv)Buyer’s cost of capital;
(v)Costs of any stock incentive grants to Hired Employees issued at Closing;
(vi)(A) Costs incurred by Buyer to effect the Acquisition and/or (B) restructuring costs incurred by Buyer that Buyer expected but was not obligated to incur as a result of the Acquisition;
(vii)Any premiums incurred by Buyer to purchase, at its election under Section 5.8, any Owner Life Policy; and
(viii)Any expenses recognized during the Earn-Out Period under GAAP to reflect any changes in the fair value of the “earn-out” or other contingent portions of the Purchase Price.
“FINRA”-the Financial Industry Regulatory Authority or any successor thereto.
“FLSA”-collectively, (a) the federal Fair Labor Standards Act, as amended, or any successor statute, (b) any equivalent state or local Law, and (c) and any rules or regulations promulgated thereunder.
“GAAP”-generally accepted accounting principles for financial reporting in the United States of America, applied on a consistent basis.
“Governing Documents”-with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management, or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
“Governmental Authorization”-any Consent, license, registration, permit, variance, exemption, Order, or approval issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body”-any: (a) nation, state, county, city, town, borough, village, district, or other jurisdiction; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or (f) official of any of the foregoing.
“GSCs”-guaranteed supplemental commissions.
“Hart-Scott-Rodino Act” -means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hired Employees”-the employees of any Seller providing services to Buyer pursuant to the Transition Services Agreement and/or hired by Buyer as of January 1, 2019.

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“Independent Accounting Firm”- an independent accounting firm, not used by any Party as an auditor or consultant in the previous twenty-four (24) months, and otherwise mutually and reasonably acceptable to the Buyer and Sellers’ Representative, acting as an expert on accounting matters and as an arbitrator with respect to resolution of any disputes relating to operation of the New Profit Center. If the Buyer and Sellers’ Representative are unable to agree on an Independent Accounting Firm, the dispute will be settled by three independent accounting firms, one of whom will be chosen by the Buyer, one by Sellers’ Representative, and the third arbitrator by the two so chosen. The Party desiring to have the dispute submitted to the Independent Account Firm shall promptly select its appointee and notify the other Party thereof. When so notified, the other Party will within 15 days likewise select its appointee and give notice thereof. If the two independent accounting firms so selected are unable to agree within a period of 15 days on the selection of a third independent accounting firm, any Party may petition the District Court for Hennepin County, Minnesota, for the appointment of the third arbitrator.
“Individual Financial Product”-any individual life, long-term care, annuity, disability, accident, cancer, dental, or hospital confinement insurance policies, or any other insurance, financial, or estate planning product sold to individuals or their estates (either directly or through a group arrangement), whereby forty percent (40%) or more of the policy premium is paid during the first year of the policy term.
“Ineligible Carrier”-a Carrier that, as of the Closing Date, is not admitted, authorized, licensed, or otherwise eligible to write insurance coverage on a surplus lines basis in the jurisdiction in which the covered risk is located.
“Insolvent Carrier Liabilities”-any Liabilities arising out of, directly or indirectly resulting from, in consequence of, or in any away involving the insolvency, receivership, bankruptcy, liquidation, or financial inability to pay of any Carrier.
“Insurance Business”-the business of quoting, placing, providing, servicing, and/or renewing Insurance Products or Services.
“Insurance Products or Services”- (a) Employee Benefits Products or Services, (b) Insurance-Related Services, and/or (c) P&C Products or Services, as such terms are defined below:
(a)“Employee Benefits Products or Services”-(i) employer-sponsored benefits accounts with programs, whether self-insured or fully insured, such as group life, group health, group dental, group disability, group long-term care, ancillary benefits sold to groups, and similar or related products and services, and (ii) insurance procured for individual, natural persons (e.g., life, health, annuities, long-term care, and similar or related products and services).
(b)“Insurance-Related Services”-any services provided to a Client, either directly or by a Third-Party service provider, whether or not for a fee and whether or not pursuant to a written Contract, including but not limited to: third-party administration (TPA); risk management; loss control; compliance or other consulting services; claims analysis; insurance program administration; enrollment services; COBRA, Section 125 Cafeteria Plan, Health Savings Account (HSA) Plan, Health Reimbursement Arrangement (HRA) Plan, Health Flexible Spending Account (FSA) Plan, and/or Premium Reimbursement Arrangement (PRA) Plan administration; preparation, review, and/or filing of IRS Form 5500s; referrals to on-site medical clinics, attorneys, or other Third-Party service providers (whether or not a referral fee or other remuneration is paid by such providers for such referrals); or other services.
(c)“P&C Products or Services”-(i) commercial lines or personal lines property and casualty insurance products, and/or (ii) commercial or individual bond or suretyship products.
“Intellectual Property” and “Intellectual Property Assets”- (a) all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) each Seller’s corporate trade names, trademarks, service marks, trade dress, logos, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and Confidential Information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and

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techniques, technical data, designs, drawings, specifications, Client and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) all computer software (including data and related documentation); (g) all registered domain names and website content; and (h) all copies and tangible embodiments thereof (in whatever form or medium).
“IRS”-the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury, or any successor thereto.
“Key Owner”-means the individuals set forth on Schedule 11.1-KO.
“Key Owner Employment Agreements”-mutually agreed Employment Agreements between Buyer and each Key Owner.
“Knowledge”-(a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; and (b) a Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of such Person has Knowledge of such fact or other matter.
“Landlord”-the landlord under each Lease as set forth on Schedule 11.1-LL, or its duly appointed agent.
“Law”-any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, or treaty.
“Lease”-any Real Property Lease or any lease or rental agreement, license, right to use, or installment and conditional sale agreement to which any Seller is a party, and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
“Lease Assignment”-a mutually agreeable Assignment and Assumption of Lease with respect to the Real Property Lease for the Office Locations.
“Liability”-with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown; absolute or contingent; accrued or unaccrued; disputed or undisputed; liquidated or unliquidated; secured or unsecured; joint or several; due or to become due; vested or unvested; executory; determined; determinable; or otherwise; and whether or not the same is required to be accrued on the financial statements of such Person.
“License Agreement”-a mutually agreed License Agreement regarding use of certain Intellectual Property of the Sellers by or in connection with the Excluded Business.
“Material Adverse Change”-with respect to any Seller or Buyer, a material adverse change in the business, operations, prospects, assets, Liabilities, results of operations, or condition (financial or other) of a Party and its subsidiaries on a consolidated basis, except any adverse change related to or resulting from: (i) general business or economic conditions affecting the industry in which the specified Person operates, except to the extent any such condition has a disproportionate effect on the specified Person compared to the other participants in the industry in which the specified Person participates; (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent any such condition has a disproportionate effect on the specified Person compared to the other participants in the industry in which the specified Person participates; (iii) events, changes, facts, conditions, circumstance or occurrences generally affecting the economy or the financial, banking, or securities markets in the United States, or worldwide (including any disruption thereof and any decline in the price of any security or any market index), but only to the extent that such events, changes, facts, conditions, circumstances or occurrences do not have a disproportionate effect on the specified Person as compared to other participants in the industry in which

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the specified Person participates; (iv) changes or proposed changes in GAAP; (v) changes or proposed changes in Laws, or (vi) the announcement of this Agreement or the Contemplated Transactions.
“Multiemployer Plan”-as defined in ERISA Section 3(37).
“Name Change Documents”-(a) duly authorized and executed Articles of Amendment or similar documents as required under applicable Law, amending each Seller’s Governing Documents to change each Seller’s name to one sufficiently dissimilar to such Seller’s name immediately prior to Closing, in Buyer’s judgment, to avoid confusion, and (b) if applicable, such other duly authorized and executed documents as may be necessary or desirable to effect the transfer, the ownership, and use of each Seller’s fictitious names to Buyer.
“New Profit Center”- the new profit center formed by Buyer to operate the Acquired Assets.
“Operating Profit”- the excess of Core Revenue over Expenses for a given period.
(a)Operating Profit will be determined in accordance with Buyer’s standard accounting methodology and procedures, consistently applied. Notwithstanding the foregoing, if there is any conflict between Buyer’s standard accounting methodology and practices and the terms of this Agreement, then solely for purposes of calculating the Purchase Price hereunder, the terms of this Agreement will govern.
(b)Operating Profit will include an application of marketing allocation, other allocation and cross-sell allocation consistent with Sellers’ historical practice prior to Closing, unless any modification is mutually agreed upon by Buyer and Sellers’ Representative.
(c)Without limiting the foregoing:
(i)Operating Profit will be computed without regard to: (A) “extraordinary items” of gain or loss as that term shall be defined in GAAP, or (B) modification to Core Revenue or Expenses due to certain changes in accounting standards that became effective in 2018 in connection with the FASB’s adoption of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” and/or the IASB’s adoption of IFRS 15, as amended, unless otherwise agreed among the Parties;
(ii)Operating Profit will not include any gains, losses or profits realized from the sale of any assets;
(iii)Notwithstanding any GAAP requirement that Sellers or Buyer post accruals for (A) direct bill Commissions or (B) Contingent Revenues (including, without limitation, GSCs and Overrides) on its balance sheet or Section 1.5(c), for purposes of determining the Purchase Price, direct bill Commissions and Contingent Revenues (including, without limitation, GSCs and Overrides) are recognized when received (i.e., on a cash basis).
(iv)Agency bill Commissions are recognized as follows:
(A)For agency bill policies for which premiums are paid in full at inception rather than in installments, such Commissions are recognized on the later of the policy effective date (as indicated in the policy) or the date that the premium was billed to the Client (as indicated in the premium invoice).
(B)For agency bill policies for which premiums are paid in installments during the policy period, such Commissions are recognized on the later of the payment due date for each installment (as indicated in the policy) or the date each installment was billed to the Client (as indicated in the invoice for each installment).
“Order”-any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business”- an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope, and magnitude with the past practices of such Person

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and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not, by virtue of an applicable Law or the terms of such Person’s Governing Documents, require authorization by the members, managers, board of directors, or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
“Overrides”-“override”, “bonus”, or similar volume-based commissions paid by life and health Carriers on Employee Benefits Products or Services.
“Permitted Encumbrances”- means (i) statutory Encumbrances for current Taxes or other charges by a Government Entity not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the applicable Person (such proceedings, as disclosed on Schedule 11.1-PE), (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, significant or the amount or validity of which is being contested in good faith by appropriate proceedings by the applicable Person (such proceedings, as disclosed on Schedule 11.1-PE), (iii) Encumbrances granted under leases of real property, (iv) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (v) liens securing rental payments under capital lease arrangements.
“Person”-an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity, or a Governmental Body.
“Pre-Closing Breach”-any Liability of any Seller arising out of or relating to a Breach of any such Seller Contract that occurred before the Closing Date.
“Premiums/Fees Receivable”-any Accounts Receivable for Premiums or Service Fees due from a Client.
“Proceeding”-any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Pro Forma Operating Profit”-the pro forma Operating Profit, based upon Seller’s Operating Profit for the twelve (12)-month period ended September 30, 2018, for the New Profit Center for the twelve (12)-month period beginning on the Closing Date, as mutually agreed upon by the Parties at Closing (it being understood that, except as otherwise set forth in this Agreement, the Parties make no representation or warranty as to the performance of the Total Book of Business or the New Profit Center after the Closing).
“Pro Forma Operating Profit Margin”-an amount, expressed as a percentage, equal to (a) Pro Forma Operating Profit divided by (b) the Core Revenue component of Pro Forma Operating Profit.
“Prohibited Transaction”-as defined in ERISA Section 406 and Code Section 4975, or any successor statutes.
“Public Software”-any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards License (SISL); (g) the BSD License; and (h) the Apache License.
“Real Property Lease”-any (a) long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the

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term thereof, or (b) any lease or rental agreement pertaining to the occupancy of any improved space on any parcels and tracts of land in which any Seller has an ownership interest.
“Record”-information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Representative”-with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, attorney, or other representative of that Person.
“Restrictive Covenants”-collectively, the restrictive covenants of the Sellers set forth in Section 5.11 and the restrictive covenants of each Restrictive Covenant Party set forth in the respective Restrictive Covenant Agreement delivered by such Restrictive Covenant Party.
Restrictive Covenant Agreement”-a Restrictive Covenant Agreement, substantially in the form of Exhibit C.
“Restrictive Covenant Party”-each Key Owner and certain other Hired Employees mutually agreed upon by Buyer and Sellers.
“Retail Brokered Business”-any retail Insurance Products or Services that (a) any Seller or Buyer has co-brokered or sub-brokered with or on behalf of any Third Party insurance intermediary, or (b) any Third Party has referred to any Seller or Buyer insurance intermediary. For clarity, “Retail Brokered Business” (i) includes Insurance Business placed through any Seller by any independent contractor, unless a written Contract between such Seller and such contractor exists as of Closing that (A) provides for such Seller’s exclusive ownership of such Insurance Business and all files, records, and other information related thereto, and/or (B) prohibits such contractor from soliciting or diverting away such Insurance Business, but (ii) does not include any Insurance Business that any Seller or Buyer places on behalf of a Client through any wholesale or excess and surplus lines insurance broker, managing general agent, managing general underwriter, insurance program, or similar insurance intermediary.
“Return Premiums”-any insurance premiums, net of Commissions, returned by a Carrier as a result of an insurance policy cancellation, a reduction in benefits under an insurance policy, or a reduction in premium for an insurance policy.
“Satisfaction Agreement and Release”-a Satisfaction Agreement and Release, substantially in the form of Exhibit A.
“Secured Debt Amount” -the aggregate amount, as set forth in Section 1.4(c)(i)(B), of those Liabilities for funded indebtedness of any Seller outstanding as of Closing and secured by the Acquired Assets.
“Secured Debt Payoff Letters”-letters from those secured creditors of any Seller, setting forth wire transfer instructions and the secured debt payoff balances due to such secured creditors as of the Closing Date.
“Seller Account”-any (a) Current Account, (b) Person that was Client Account of any Seller within the twenty-four (24)-month period before the Closing Date, and (c) Person to whom any Seller has quoted, proposed, or solicited the sale of any Insurance Products or Services within the twenty-four (24)-month period before the Closing Date.
“Securities Act”-the Securities Act of 1933, as amended.
“Securities Business”-the business of soliciting, selling, servicing, and/or providing investment advice as to any equities, mutual funds, bonds, variable annuities, equity-indexed annuities, or any other investment product deemed “securities” under applicable Law.
“Seller ERISA Affiliate”-any trade or business, whether or not incorporated, that together with any Seller, would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
“Sellers’ Closing Certificate”-a Seller’s Closing Certificate for each Seller, representing and warranting to Buyer and Parent that: (a) each Seller’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing

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Date (giving full effect to any supplements to the Schedules that were delivered by the Seller Parties on or before the Closing Date), unless given as of a specific date and then such representations and warranties are accurate in all material respects as of such date; and (b) the Seller Parties have performed in all material respects all of the obligations to be performed by the Seller Parties under this Agreement on or before the Closing Date.
“Seller Contract”-any Contract in connection with the Insurance Business: (a) under which any Seller has or may acquire any rights or benefits; (b) under which any Seller has or may become subject to any obligation or Liability; or (c) by which any Seller or any of the assets owned or used by any Seller is or may become bound, unless part of the Excluded Assets and/or the Retained Liabilities.
“Seller Documents”-this Agreement and the other Transaction Documents required to be delivered by any Seller in connection with the Contemplated Transactions.
“Seller Indemnified Parties”-the Sellers, their respective managers, officers, directors, agents, employees, successors, permitted assigns, and Affiliates, and the officers, managers, directors, agents, and employees, successors and assigns of their respective Affiliates.
“Seller Resolutions”-duly adopted resolutions of the shareholders or members, as applicable, of each Seller, satisfactory to Buyer in its sole discretion: (a) approving the Seller Documents and the Contemplated Transactions, in accordance with applicable Law regarding the sale of assets other than in the Ordinary Course of Business; (b) approving the name change contemplated by Section 5.5 and accompanied by the requisite documents for amending the relevant Governing Documents of each Seller required to effect such name change in form sufficient for filing with the appropriate Governmental Body.
“Seller Schedules”-the Disclosure Schedules, the Schedules required to be delivered by the Sellers under Article 1, and each other Schedule required to be delivered by the Schedules pursuant to this Agreement.
“Service Fees”-fees charged for services such as consulting, program design and implementation, risk management, or other services not directly related to the placement of insurance coverage, pursuant to the terms of a written Contract with the Client.
“Software”-all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Special Matter”-any one or more of the following indemnity matters:
(a)    Fraud, including any determination by a court of competent jurisdiction that the Acquisition constitutes a fraudulent conveyance by any Seller;
(b)    Any Adverse Consequences incurred or suffered by any Seller Indemnified Party in connection with any Breach of Buyer’s or Parent’s representations and warranties contained in Section 4.4 (No Brokers or Finders);
(c)    Any Adverse Consequences incurred or suffered by any Buyer Indemnified Party in connection with:
(i)    Any Tax Liabilities of any Seller, including any (A) Taxes assessed on or after the Closing Date for any period before the Acquisition or (B) Successor Tax Liabilities;
(ii)    Any Breach by any Seller of its covenants under Section 5.4(a) (Post-Closing Employee Matters), Section 5.5 (Corporate Name, Tradenames, Service Marks, Etc.), Section 5.6(a) (Taxes Resulting from Sale of Assets by Seller), Section 5.7(b) (Collection of Seller Accounts Receivable), or Section 5.11 (Seller Parties’ Restrictive Covenants);

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(iii)    Any Breach by any Seller of those representations and warranties contained in Section 3.2 (Capitalization); Section 3.4(b) (Financial Statements; No Material Adverse Change; No Undisclosed Liabilities), Section 3.6 (Assets), Section 3.9 (Bankruptcy; Solvency), or Section 3.16 (No Brokers or Finders);
(iv)    Any Employee/Owner-Related Liabilities;
(v)    Any Liabilities arising under any Environmental, Health, and Safety Laws;
(vi)    Any Insolvent Carrier Liabilities arising prior to the Closing;
(i)Any Unclaimed Property Matters arising prior to the Closing; and
(ii)Any Proceeding that as of the Closing Date is pending (including those Proceedings listed on Schedule 11.1-SM), threatened, or based upon written notice received by any Seller, is reasonably likely to be commenced against any Seller.
“Staff Employment Agreements”-Buyer’s standard Employment Agreement, between Buyer and the Hired Employees.
“Stop Loss Carrier Disclosure Statement”-the disclosure statement, as provided by Buyer to Sellers before Closing, together with any documentation called for thereunder.
“Sub-Rated Carrier”-a Carrier that, as of the Closing Date, is not rated by A.M. Best Company or is rated less than “A-” by A.M. Best Company.
“Successor Tax Liability”-any Liability imposed upon Buyer for the unpaid Taxes of any Person (including any Seller): (a) under United States Treasury Regulation Section 1.1502-6, or any similar local, state, or federal Law, including any Bulk Sales Laws; (b) as a transferee or successor; (c) by Contract; or (d) otherwise.
“Tangible Personal Property”-all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property of every kind owned or leased by any Seller (wherever located and whether or not carried on any Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto, unless part of the Excluded Assets.
“Tax”-collectively, (a) any income; gross receipts; license; payroll; employment; excise; severance; stamp; occupation; premium; property; environmental; windfall profit; customs; vehicle; airplane, boat, vessel or other title or registration; capital stock; franchise; employees’ income withholding; foreign or domestic withholding; social security; unemployment; disability; real property; personal property; sales; use; transfer; value added; alternative; add-on minimum; and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever; and (b) any interest, penalty, addition or additional amount thereon imposed, assessed, or collected, by or under the authority of, any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Tax Clearance Certificate”-a tax clearance certificate or similar instrument duly issued by any applicable Governmental Body in accordance with applicable Law regarding the outstanding and unpaid Tax Liability of each Seller as of the Closing Date.
“Tax Measurement Date”-the date on which a Tax jurisdiction sets as the measurement date for determining the ownership of Tangible Personal Property in assessing Taxes on Tangible Personal Property.
“Tax Return”-any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.
“Third Party”-a Person that is not a Party to this Agreement.

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“Total Book of Business”--collectively:
(a)the Current Accounts; and
(b)any new, renewal, or replacement Insurance Products or Services written or provided for any:
(i)Current Account, or
(ii)new Client Account produced by any Hired Employee during the Earn-Out Period,
(iii)including any “cross-selling” new Insurance Products or Services, “up-selling” existing Insurance Products or Services, or otherwise “rounding-out” of Insurance Products or Services for any Current Account or new Client Account; but
(c)excluding any:
(i)any business enterprise or Client Account (other than the Current Accounts) purchased or acquired for any form of consideration after the Closing by Buyer or any of Buyer’s Affiliates,
(ii)Securities Business, or
(iii)Client Account of Buyer or any of Buyer’s Affiliates.
“Trademark Assignment”-a mutually agreed Assignment of Trademark regarding Seller’s registered trademark and a mutually agreed Assignment of Trademark Application regarding Seller’s pending trademark application, as described in Schedule 3.14.
“Transaction Documents”-this Agreement and all documents, agreements, and instruments, as amended, supplemented, or otherwise modified from time to time, executed in connection with this Agreement or the Contemplated Transactions.
“Transition Services Agreement”-a mutually agreed upon agreement between Sellers and Buyer for services provided by Sellers or employees of Seller between the Closing Date and the January 1, 2019.
“Unclaimed Property Matters”-any Adverse Consequences, whether or not resulting from the breach of any representation or warranty by any Seller under this Agreement, arising from the failure of any Seller or any Affiliate of any Seller to pay an amount to any Governmental Body, and/or to file any applicable report or return with, any Governmental Body pursuant to any unclaimed or abandoned property, escheat or similar Law.
“WARN Act”-the Worker Adjustment and Retraining Notification Act, as amended, or any successor statute, and any rules or regulations promulgated thereunder.
(b)Other Definitions. Each of the following terms and variations thereof is defined in the Section or paragraph set forth below opposite such term:

Acquired Assets	Section 1.1
Acquisition	Background Paragraph
Agreement	Introductory Paragraph
Assumed Seller Contract	Section 1.1(c)
Assumed PTO Leave	Section 2.2(a)
Assumed PTO Liability Amount	Section 2.2(a)
Balance Sheet Date	Section 3.4(a)
Basket	Section 6.5
Business	Background Paragraph

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Buyer	Introductory Paragraph
Buyer Group	Section 5.11
Cap	Section 6.5
Closing Date	Section 8.4
Closing Payment Amount	Section 1.4(c)(i)
Current Account	Section 1.1(a)
E&O	Section 3.12(a)
Earn-Out Period	Section 1.4(a)
Earn-Out Statement	Section 1.4(d)
EPL	Section 3.12(a)
Excess Coverage Provision	Section 5.2(a)
Excluded Assets	Section 1.2
Excluded Records	Section 1.1(e)
Financial Statements	Section 3.4(a)
Hired Employees	Section 2.7
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Interim Balance Sheet	Section 3.4(a)
Key Owner Life Policy	Section 5.8
Material Seller Contracts	Section 1.1(c)
Maximum Purchase Price Amount	Section 1.4(a)
Minimum Purchase Price Amount	Section 1.4(a)
Monthly Settlement Account	Section 2.6(b)(i)
Non-Compete Covenant	Section 5.11
Objection Notice	Section 1.4(d)
Office Locations	Section 1.1(i)
Parent	Introductory Paragraph
Party/Parties	Introductory Paragraph
Payroll Transition Period	Section 2.7(c)
Pre-Closing E&O	Section 5.2(a)
Purchase Price	Section 1.4(a)
Required Consents	Section 2.2(d)
Required Tail Coverage	Section 5.2(a)
Required Tail Deductible	Section 5.2(c)
Restricted Area	Section 5.11
Restricted Period	Section 5.11
Retained Liability/Retained Liabilities	Section 1.3
Seller/Sellers	Introductory Paragraph
Seller Accounts Payable	Section 3.4(c)
Seller Accounts Receivable	Section 3.4(c)
Seller Software	Section 3.15(c)
Settlement Objection Notice	Section 2.6(b)(i)
Settlement Statement	Section 2.6(b)(i)
Special Matter	Section 6.1(c)(i)
Stock Recipients	Section 1.4(c)(ii)
Survival Period	Section 6.1(a)

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Third Party Claim	Section 6.4(a)
Transfer	Section 5.10(a)(ii)
Transferred Account	Section 5.10(a)(ii)
Transferred Account Core Revenue	Section 5.10(b)(ii)(A)
W-9s	Section 2.2(m)
Year-End Balance Sheet	Section 3.4(a)

Section 11.2    Incorporation of Background Paragraph. The provisions of the Background paragraph set forth above are hereby incorporated into this Agreement as if set forth herein at length.
Section 11.3    Usage.
(a)Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes either gender; (iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Law means such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (ix) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.
(b)Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein will be interpreted and all accounting determinations hereunder will be made in accordance with GAAP.
(c)Joint Efforts. This Agreement is the result of the joint efforts and negotiations of the Parties hereto, with each Party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular Party is the author or drafter of the provisions hereof. Each of the Parties assumes joint responsibility for the form and composition of this Agreement and each Party agrees that this Agreement will be interpreted as though each of the Parties participated equally in the composition of this Agreement and each and every provision and part hereof; provided, however, that notwithstanding the foregoing, with respect to any Tax Liabilities that may arise or result from the Contemplated Transactions, the Sellers acknowledge and agree that: (i) Buyer has made no representation or warranty, or otherwise provided any advice to any Seller, regarding such potential Tax Liabilities; and (ii) they have relied solely upon the advice of their Tax advisors and have not entered into the Contemplated Transactions in reliance upon any communication made by Buyer regarding such potential Tax Liabilities. The Parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the Party that drafted the agreement will not be applied in the event of any disagreement or dispute arising out of this Agreement.
* * * * * * * * * *

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[Remainder of Page Intentionally Left Blank - Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have signed or caused this Asset Purchase Agreement to be signed by their duly authorized respective officers as of the date first written above.

BUYER:
BBHG, Inc. By: /s/ J. Scott Penny Name: J. Scott Penny Title: Chief Acquisitions Officer
PARENT:
Brown & Brown, Inc. By: /s/ J. Scott Penny Name: J. Scott Penny Title: Chief Acquisitions Officer

SELLERS:
The Hays Group, Inc. By: /s/ Stephen Lerum Name: Stephen Lerum Title: Chief Financial Officer

The Hays Group of Wisconsin, LLC

By: /s/ Stephen Lerum
Name: Stephen Lerum
Title: Chief Financial Officer
The Hays Benefits Group, LLC

By: /s/ Stephen Lerum
Name: Stephen Lerum
Title: Chief Financial Officer

Signature Page to Asset Purchase Agreement

FINAL EXECUTION VERSION

PlanIT, LLC

By: /s/ Stephen Lerum
Name: Stephen Lerum
Title: Chief Financial Officer

The Hays Benefits Group of Wisconsin, LLC

By: /s/ Stephen Lerum
Name: Stephen Lerum
Title: Chief Financial Officer
Claims Management of Missouri, LLC

By: /s/ Stephen Lerum
Name: Stephen Lerum
Title: Chief Financial Officer

The Hays Group of Illinois, LLC

By: /s/ Stephen Lerum
Name: Stephen Lerum
Title: Chief Financial Officer

SELLERS’ representative:
The Hays Group, Inc. By: /s/ Stephen Lerum Name: Stephen Lerum Title: Chief Financial Officer

Signature Page to Asset Purchase Agreement

FINAL EXECUTION VERSION

Schedules and Exhibits to Asset Purchase Agreement
SCHEDULES AND EXHIBITS
Schedule 1.1(a) - Client Accounts
Schedule 1.1(b) - Tangible Personal Property
Schedule 1.1(h) - Claims Against Third Parties
Schedule 1.1(i) - Office Locations
Schedule 1.2(a) - Cash, Cash Equivalents, etc.
Schedule 1.2(j) - Excluded Contracts
Schedule 1.4(a)(ii) - Earn-Out Payment Calculation
Schedule 1.4(b)(ii) - Earn-Out Locations
Schedule 1.4(c)(i) - Closing Payment Amount Allocation
Schedule 1.4(c)(i)(B) - Secured Debt Amount
Schedule 1.4(c)(i)(C) - Closing Transaction Expenses
Schedule 1.4(e) - Purchase Price Allocation
Schedule 1.5(f) - Commissions
Schedule 2.2(a) - Assumed PTO Liability Amount
Schedule 2.2(d) - Required Consents
Schedule 2.7 - Hired Employees
Schedule 2.7(b) Accrued Bonus Amounts
Schedule 3.1(b) - Organization
Schedule 3.1(c) - Governmental Authorizations
Schedule 3.2 - Capitalization
Schedule 3.4(a) - Financial Statements
Schedule 3.4(c) - Seller Accounts Receivable and Accounts Payable
Schedule 3.4(e) - Related Party Loans
Schedule 3.6(a) - Encumbered Assets
Schedule 3.6(c) - Retail Brokered Business
Schedule 3.6(e) - Insurance Business Associations
Schedule 3.6(f) - Sub-Rated Carrier
Schedule 3.6(h) - Merger, Acquisitions, Purchases or Sales
Schedule 3.6(i) - Employee-Owned Client Accounts
Schedule 3.7(a) -Material Contracts
Schedule 3.8 - Litigation and Claims
Schedule 3.12(a) - Insurance Policies
Schedule 3.12(c) - Employee Thefts, Dishonesty Losses
Schedule 3.13(b) - Employment Agreements
Schedule 3.14 - Employee Benefit Plans
Schedule 3.15 - Intellectual Property
Schedule 3.16 - Real Property
Schedule 5.11- Investments of Sellers
Schedule 11.1-CC - Client Credit Balances Amount
Schedule 11.1-EC - Estimated Carrier Payables Amount
Schedule 11.1-KO - Key Owners
Schedule 11.1-LL - Landlords
Schedule 11.1-PE - Permitted Encumbrances
Schedule 11.1-SM - Special Matters

Exhibit A:        Form of Satisfaction Agreement and Release
Exhibit B:        Form of Restrictive Covenant Agreement

Schedules and Exhibits to Asset Purchase Agreement